EXHIBIT 2(a)
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                     ASSET PURCHASE AGREEMENT



                              BETWEEN



                          HEUBLEIN, INC.



                                AND



                  CANANDAIGUA WINE COMPANY, INC.


                       DATED August 3, 1994





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                         TABLE OF CONTENTS


RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 1.  CERTAIN DEFINITIONS . . . . . . . . . . . . . . . .  1

SECTION 2.  PURCHASE AND SALE . . . . . . . . . . . . . . . . .  5
     2.1.   Assets To Be Purchased From Heublein. . . . . . . .  5
     2.2.   Excluded Assets . . . . . . . . . . . . . . . . . .  7
     2.3.   Purchase Price. . . . . . . . . . . . . . . . . . .  8
     2.4.   Adjustment To Estimated Cash Purchase Price.. . . .  9
     2.5.   Payment Of Adjustment Amount. . . . . . . . . . . . 10
     2.6.   Disagreements As To Book Values . . . . . . . . . . 10
     2.7.   Quantity And Merchantability Of Specified
            Inventories . . . . . . . . . . . . . . . . . . . . 11
     2.8.   Allocation Of Purchase Price. . . . . . . . . . . . 11
     2.9.   Sales Taxes And Other Charges . . . . . . . . . . . 11
     2.10.  Liabilities Not Assumed . . . . . . . . . . . . . . 11
     2.11.  Prorations. . . . . . . . . . . . . . . . . . . . . 11

SECTION 3.  OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . 12

SECTION 4.  CLOSING . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF HEUBLEIN. . . . . 14
     5.1.   Good Standing And Corporate Power . . . . . . . . . 14
     5.2.   Accuracy Of Information . . . . . . . . . . . . . . 15
     5.3.   No Material Adverse Change. . . . . . . . . . . . . 15
     5.4.   Equipment . . . . . . . . . . . . . . . . . . . . . 17
     5.5.   Title To Properties; Encumbrances . . . . . . . . . 17
     5.6.   Specified Inventories . . . . . . . . . . . . . . . 18
     5.7.   Contracts . . . . . . . . . . . . . . . . . . . . . 18
     5.8.   Employees . . . . . . . . . . . . . . . . . . . . . 19
     5.9.   Legal Proceedings . . . . . . . . . . . . . . . . . 19
     5.10.  Authorization . . . . . . . . . . . . . . . . . . . 19
     5.11.  No Conflict . . . . . . . . . . . . . . . . . . . . 19
     5.12.  Binding Nature Of Agreements. . . . . . . . . . . . 20
     5.13.  Governmental Approvals. . . . . . . . . . . . . . . 20
     5.14.  Brokers and Finders . . . . . . . . . . . . . . . . 20
     5.15.  Employee Benefits . . . . . . . . . . . . . . . . . 20
     5.16.  Compliance With Laws. . . . . . . . . . . . . . . . 20
     5.17.  Environmental Matters . . . . . . . . . . . . . . . 21
     5.18.  Licenses And Registrations. . . . . . . . . . . . . 22
     5.19.  Intangible Property . . . . . . . . . . . . . . . . 23
     5.20.  Product Liability . . . . . . . . . . . . . . . . . 24
     5.21.  Promotional Programs. . . . . . . . . . . . . . . . 24
     5.22.  Non-Foreign Status. . . . . . . . . . . . . . . . . 24
     5.23.  Material Misstatements or Omissions . . . . . . . . 24

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . 25
     6.1.   Good Standing And Corporate Power . . . . . . . . . 25
     6.2.   Reports Filed With SEC. . . . . . . . . . . . . . . 25
     6.3.   Legal Proceedings . . . . . . . . . . . . . . . . . 25
     6.4.   Authorization . . . . . . . . . . . . . . . . . . . 25
     6.5.   No-Conflict . . . . . . . . . . . . . . . . . . . . 25
     6.6.   Binding Nature Of Agreements. . . . . . . . . . . . 26
     6.7.   Governmental Approvals. . . . . . . . . . . . . . . 26
     6.8.   Brokers And Finders . . . . . . . . . . . . . . . . 26
     6.9.   Funding . . . . . . . . . . . . . . . . . . . . . . 26
     6.10.  Material Misstatements or Omissions . . . . . . . . 26

SECTION 7.  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES . . . 27
     7.1.   Expiration. . . . . . . . . . . . . . . . . . . . . 27
     7.2.   No Implied Representations. . . . . . . . . . . . . 27

SECTION 8.  CERTAIN PRECLOSING COVENANTS OF HEUBLEIN. . . . . . 27
     8.1.   Conduct Of The Business . . . . . . . . . . . . . . 27
     8.2.   Access. . . . . . . . . . . . . . . . . . . . . . . 28
     8.3.   Filings Under H-S-R Act . . . . . . . . . . . . . . 28
     8.4.   Conditions. . . . . . . . . . . . . . . . . . . . . 29
     8.5.   No Other Offers . . . . . . . . . . . . . . . . . . 29
     8.6.   Title Matters . . . . . . . . . . . . . . . . . . . 29
     8.7.   Other Matters . . . . . . . . . . . . . . . . . . . 29

SECTION 9.  CERTAIN PRECLOSING COVENANTS OF BUYER . . . . . . . 29
     9.1.   SEC Reports . . . . . . . . . . . . . . . . . . . . 30
     9.2.   Filings Under H-S-R Act . . . . . . . . . . . . . . 30
     9.3.   Confidentiality . . . . . . . . . . . . . . . . . . 30
     9.4.   Conditions. . . . . . . . . . . . . . . . . . . . . 30
     9.5.   Other Matters . . . . . . . . . . . . . . . . . . . 30

SECTION 10.    CONDITIONS TO OBLIGATION OF BUYER TO CLOSE . . . 30
     10.1.  H-S-R Act . . . . . . . . . . . . . . . . . . . . . 30
     10.2.  Title To Facilities . . . . . . . . . . . . . . . . 31
     10.3.  No Material Adverse Change. . . . . . . . . . . . . 31
     10.4.  Required Consents . . . . . . . . . . . . . . . . . 31
     10.5.  Representations and Warranties True . . . . . . . . 31
     10.6.  Performance . . . . . . . . . . . . . . . . . . . . 32
     10.7.  Compliance Certificate. . . . . . . . . . . . . . . 32
     10.8.  Opinion Of Counsel. . . . . . . . . . . . . . . . . 32
     10.9.  Financing . . . . . . . . . . . . . . . . . . . . . 32
     10.10.    Additional Closing Documents . . . . . . . . . . 32
     10.11.    Due Authorization. . . . . . . . . . . . . . . . 32
     10.12.    No Bar . . . . . . . . . . . . . . . . . . . . . 32

SECTION 11.    CONDITIONS TO OBLIGATION OF HEUBLEIN TO CLOSE. . 33
     11.1.  H-S-R Act . . . . . . . . . . . . . . . . . . . . . 33
     11.2.  Representations And Warranties True . . . . . . . . 33
     11.3.  Performance . . . . . . . . . . . . . . . . . . . . 33
     11.4.  Compliance Certificate. . . . . . . . . . . . . . . 33
     11.5.  Opinion Of Counsel. . . . . . . . . . . . . . . . . 33
     11.6.  Additional Closing Documents. . . . . . . . . . . . 33
     11.7.  Due Authorization . . . . . . . . . . . . . . . . . 33
     11.8.  No Bar. . . . . . . . . . . . . . . . . . . . . . . 33
     11.9.  MGC Agreement . . . . . . . . . . . . . . . . . . . 34

SECTION 12.    REQUIRED CONSENTS; RELEASES. . . . . . . . . . . 34
     12.1.  Efforts To Obtain . . . . . . . . . . . . . . . . . 34
     12.2.  Absence Of Required Consents. . . . . . . . . . . . 34

SECTION 13.    EMPLOYEE MATTERS . . . . . . . . . . . . . . . . 35
     13.1.  Collective Bargaining Agreement . . . . . . . . . . 35
     13.2.  Employment. . . . . . . . . . . . . . . . . . . . . 35
     13.3.  Severance . . . . . . . . . . . . . . . . . . . . . 36
     13.4.  No Third Party Beneficiaries. . . . . . . . . . . . 36

SECTION 14.    ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . 36
     14.1.  Environmental Site Assessment . . . . . . . . . . . 36
     14.2.  Access. . . . . . . . . . . . . . . . . . . . . . . 36

SECTION 15.    TERMINATION OF AGREEMENT . . . . . . . . . . . . 36
     15.1.  Right To Terminate Agreement. . . . . . . . . . . . 36
     15.2.  Effect Of Termination . . . . . . . . . . . . . . . 37

SECTION 16.    CERTAIN POST-CLOSING COVENANTS . . . . . . . . . 37
     16.1.  Assistance In Collecting Certain Amounts. . . . . . 37
     16.2.  Differentiation Between Products Of Heublein and
            Buyer . . . . . . . . . . . . . . . . . . . . . . . 37
     16.3.  Further Assurances. . . . . . . . . . . . . . . . . 38
     16.4.  Books And Records . . . . . . . . . . . . . . . . . 38
     16.5.  Surplus Equipment . . . . . . . . . . . . . . . . . 38
     16.6.  Transitional Services . . . . . . . . . . . . . . . 38
     16.7.  Foreign Duty Credits. . . . . . . . . . . . . . . . 39
     16.8.  Brokers And Distributors. . . . . . . . . . . . . . 39
     16.9.  Certain Audited Financial Information . . . . . . . 39
     16.10.    Intangible Property. . . . . . . . . . . . . . . 39
     16.11.    Promotional Programs; Coupon Redemptions . . . . 40
     16.12.    Use Up Rights. . . . . . . . . . . . . . . . . . 40
     16.13.    Possession . . . . . . . . . . . . . . . . . . . 40
     16.14.    Option for Brandy. . . . . . . . . . . . . . . . 40

SECTION 17.    INDEMNIFICATION. . . . . . . . . . . . . . . . . 40
     17.1.  Indemnification By Heublein . . . . . . . . . . . . 40
     17.2.  Indemnification By Buyer. . . . . . . . . . . . . . 41
     17.3.  Knowledge Of Breach . . . . . . . . . . . . . . . . 42
     17.4.  Deductible Amount . . . . . . . . . . . . . . . . . 42
     17.5.  Subrogation . . . . . . . . . . . . . . . . . . . . 42
     17.6.  Exclusivity . . . . . . . . . . . . . . . . . . . . 43
     17.7.  Right To Cure Breach Of Section 5.6 . . . . . . . . 43
     17.8.  Defense Of Claims . . . . . . . . . . . . . . . . . 43

SECTION 18.    USE OF CERTAIN NAMES . . . . . . . . . . . . . . 44
     18.1.  Inglenook Name. . . . . . . . . . . . . . . . . . . 44
     18.2.  Certain Restrictions And Agreements On Use Of
            Certain Specified Brands. . . . . . . . . . . . . . 44

SECTION 19.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . 45
     19.1.  Notices . . . . . . . . . . . . . . . . . . . . . . 45
     19.2.  Publicity . . . . . . . . . . . . . . . . . . . . . 46
     19.3.  Table Of Contents And Headings. . . . . . . . . . . 46
     19.4.  Counterparts. . . . . . . . . . . . . . . . . . . . 46
     19.5.  Governing Law . . . . . . . . . . . . . . . . . . . 46
     19.6.  Successors And Assigns. . . . . . . . . . . . . . . 47
     19.7.  Entire Agreement. . . . . . . . . . . . . . . . . . 47
     19.8.  Waiver. . . . . . . . . . . . . . . . . . . . . . . 47
     19.9.  Amendments. . . . . . . . . . . . . . . . . . . . . 47
     19.10.    Parties In Interest. . . . . . . . . . . . . . . 47
     19.11.    Fees And Expenses. . . . . . . . . . . . . . . . 47
     19.12.    No Set-Off.. . . . . . . . . . . . . . . . . . . 47

                     ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of August 3, 1994 between HEUBLEIN, INC., a Connecticut corporation ("Heublein") and CANANDAIGUA WINE COMPANY, INC., a
Delaware corporation (the "Buyer"),


RECITALS:

     A. Heublein is engaged in the business of producing, bottling, selling and distributing wines from certain facilities in California, and is also the owner of certain trademarks and tradenames, including the brands "Almaden" and "Inglenook," which are used by Heublein in connection with its business.

     B. Heublein wishes to sell, and Buyer wishes to purchase, certain of the assets, of Heublein, including without limitation, certain of Heublein's facilities, trademarks and brands, and other assets, and in connection therewith, Buyer is willing to assume certain liabilities as expressly provided herein relating to the assets being purchased.


AGREEMENT:

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


SECTION 1.  CERTAIN DEFINITIONS

     For purposes of this Agreement and the exhibits and schedules attached hereto, the following terms shall have the respective meanings set forth below:

     "Accounting Methodology" shall mean the accounting principles and procedures described on Exhibit 2.3D hereto, which accounting principles and procedures shall be employed by the parties in calculating Book Value for all purposes under or relating to this Agreement.

     "Adjustment Amount" shall have the meaning assigned to that term in Section 2.4(a).

     "Approval" shall have the meaning assigned to such term in
Section 5.18.

     "Assigned Contracts" shall have the meaning assigned to that term in Section 2.1(e) hereof.

     "Assumed Balance Sheet Liabilities" shall have the meaning assigned to that term in Section 2.3(a).

     "Assumed Liabilities" shall mean the debts, liabilities and obligations to be assumed by Buyer pursuant to the Assumption of Liabilities.

     "Assumption of Liabilities" shall mean the Assumption of Liabilities referred to in Section 4(b)(ii) hereof.

     "Book Value" of any Purchased Assets, as of any date on or prior to the Closing Date shall mean the net value of such assets as determined in accordance with the Accounting Methodology and in accordance with generally accepted United States accounting principles consistently applied by Heublein (except as otherwise noted in the Accounting Methodology) on the basis of the information contained in the internal books and records of Heublein. The Book Value of Specified Inventories shall be determined as set forth above and shall reflect write downs for wine determined to be not Merchantable in accordance with the Inventory Testing Procedures.

     "Book Value Price" shall have the meaning assigned to that term in Section 2.3(a)(5).

     "Business" shall mean the production, processing, packaging, marketing, importation, distribution and selling of wines, brandies, juices and concentrates (i) at or from the Facilities and, in the case of wines and brandies, bearing or produced for sale under any of the Specified Brands, or (ii) conducted by Heublein at the Facilities under contracts with third parties.

     "Buyer's Accountants" shall mean the independent certified public accounting firm of Arthur Andersen & Co.

     "Cash Purchase Price" shall have the meaning assigned to that term in Section 2.3(a).

     "Chase" shall mean The Chase Manhattan Bank, N.A.

     "Closing" shall have the meaning assigned to that term in
Section 4 hereof.

     "Closing Date" shall mean the time and date as of which the Closing takes place.

     "Closing Date Net Book Value" shall have the meaning assigned to that term in Section 2.4(a).

     "Closing Statement" shall have the meaning assigned to that term in Section 2.4(a).

     "Collective Bargaining Agreements" shall mean the agreements identified as such on Part 5.15 of the Disclosure Schedule.

     "Commitment Letter" shall have the meaning assigned to that term in Section 6.9.

     "Confidentiality Agreement" shall mean that certain letter agreement dated April 12, 1994 between Heublein and Buyer.

     "Covenant Not to Compete" shall have the meaning assigned to that term in Section 4(a)(x).

     "Damages" shall mean liabilities, damages, losses, reasonable costs and expenses, including expenses for settlement or compromise of claims and reasonable attorneys' fees and expenses; provided that for purposes of computing the amount of Damages incurred by either party hereto or its affiliates, there shall be deducted an amount equal to the amount of any insurance proceeds (other than from self-insurance) directly or indirectly received or receivable by such party or any of its affiliates in connection with such Damages or the circumstances giving rise thereto.

     "Designated Employees" shall mean the employees designated by Heublein pursuant to Section 13.2(b).

     "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Heublein to Buyer concurrently with the execution and delivery of this Agreement.

     "Environmental Law" shall have the meaning assigned to such term in Section 5.17.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Escalon Facility" shall have the meaning assigned to that term in Section 2.1(b).

     "Estimated Cash Purchase Price" shall have the meaning assigned to that term in Section 2.3(b).

     "Excluded Assets" shall have the meaning assigned to that term in Section 2.2.

     "Facilities" shall mean the Madera Facility and the Escalon
Facility.

     "Financial Statement Delivery Requirements" shall have the meaning assigned to that term in Section 16.9.

     "Foreign Duty Credits" shall have the meaning assigned to that term in Section 2.1(h).

     "Foreign Duty Credits Note" shall have the meaning assigned to that term in Section 16.7.

     "Hazardous Substance" shall have the meaning assigned to such term in Section 5.17.

     "Heublein's Accountants" shall mean the independent certified public accounting firm of KPMG Peat Marwick.

     "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules promulgated thereunder.

     "Inventory Testing Procedures" shall mean the procedures for verifying the Merchantability and quantities of Specified
Inventories described in Exhibit 2.7 hereto.

     "Knowledge," "known to," or "aware of," or a similar phrase with respect to Heublein, shall mean the actual knowledge as of the date of this Agreement or of any certificate delivered pursuant hereto of David J. Scott, Christopher P. Mottern, Robert M. Furek, Len Cairney, James A. Beckman, Douglas Waddell, Min Okino, Richard Fuller, Robert Fowles, and Joe Rossi, or any of them individually, and with respect to Buyer, shall mean the actual knowledge as of the date of this Agreement or of any certificate delivered pursuant hereto of Marvin Sands, Richard Sands, Robert Sands, Ellis M. Goodman, Chris Kalabokes,
Bertram E. Silk, Lynn K. Fetterman, Perry Humphrey, Lloyd Rockwell, Howard Jacobson and Mark Gabrielli, or any of them individually.

     "Madera Facility" shall have the meaning assigned to that term in Section 2.1(a).

     "Material Specified Contracts" shall have the meaning assigned to such term in Section 5.7.

     "Merchantability" or "Merchantable," with respect to any of the Specified Inventories, shall have the meaning assigned to those terms as set forth in Exhibit 2.7 hereto.

     "New Employees" shall mean all Heublein employees relating to the Business who become employees of Buyer following the Closing.

     "Option Agreement" shall have the meaning assigned to that term in Section 2.3(c).

     "Permitted Encumbrance" shall mean any encumbrance, lien, security interest, easement, restriction or other matter
(i) created under the terms of, or by operation of law in connection with, any of the Specified Contracts, (ii) created by or through Buyer, (iii) relating to any taxes or other governmental charges or levies that are not yet due and payable,
(iv) created by operation of law in favor of producers, processors, warehousemen, mechanics and others, but only to the extent that Heublein is not in default to the holder thereof in performance of the obligation secured thereby, (v) that is one of the Assumed Liabilities, (vi) that does not interfere with the use of any material Purchased Asset and that, in the aggregate, involve amounts of less than $50,000 or (vii) identified in
Part 5.5 of the Disclosure Schedule.

     "Pot 3 Specified Inventories" shall have the meaning assigned to that term in Section 2.1.

     "Prime Rate" shall mean the rate of interest announced from time to time by Chase as its prime or base rate.

     "Promotional Programs" shall mean contracts, arrangements or understandings with wholesalers, retailers or any other person or entity regarding offers of special purchase allowances, post-offs, other off-invoice discounts, depletion allowances, entity grants or other similar forms of promotional allowances, in each case with respect to finished goods bearing the Specified Brands.

     "Purchased Assets" shall mean the Specified Brands and all of the assets described in Section 2.1.

     "Related Agreements" shall mean the other agreements referred to in Section 3, the Assumption of Liabilities, the Foreign Duty Credits Note, the Covenant Not to Compete, the Option Agreement, all documents, instruments and certificates described in Section 4, and all other documents, instruments and certificates to be delivered pursuant to this Agreement or in connection herewith.

     "Required Consents" shall mean all consents, approvals, authorizations and waivers required to be obtained from governmental authorities and other persons in order to enable Heublein to sell, convey and transfer to Buyer, and Buyer to acquire, the Purchased Assets and to enable Buyer to assume, pay, perform, satisfy and discharge the Assumed Liabilities.

     "Specified Brands" shall have the meaning assigned to that term in Section 2.1(i) hereof.

     "Specified Contracts" shall have the meaning assigned to that term in Section 2.1(e) hereof.

     "Specified Inventories" shall have the meaning assigned to that term in Section 2.1 hereof.


SECTION 2.  PURCHASE AND SALE

     2.1. Assets To Be Purchased From Heublein. Subject to the terms and conditions set forth in this Agreement, Heublein shall sell, convey, transfer, and assign to Buyer, and Buyer shall purchase from Heublein, on the Closing Date, all of the following:

            (a) all of Heublein's right, title and interest in and to that certain improved real property and fixtures thereto in Madera, California, described in Exhibit 2.1A hereto
(the "Madera Facility");

            (b) all of Heublein's leasehold interest in and to that certain improved real property in Escalon, California, described in Exhibit 2.1B hereto (the "Escalon Facility");

            (c) all items of machinery, equipment, trade fixtures, furnishings, tooling, grape presses, repair parts, vehicles and other tangible personal property, including such items as are referred to on Exhibit 2.1C hereto (but with such additions thereto and deletions therefrom as may be contemplated or permitted by this Agreement), owned by Heublein as of the Closing Date (and not listed elsewhere in this Section 2.1) that are used at the Facilities primarily in the conduct of the Business;

            (d) all of Heublein's Specified Inventories (as defined below) as of the Closing Date;

            (e) subject to Section 12, all of Heublein's rights under the agreements and other instruments identified on
Exhibit 2.1E hereto (the "Specified Contracts") and Heublein's rights as of the Closing Date under all other contracts (excluding broker and distributor contracts, the Collective Bargaining Agreements and any other collective bargaining agreements), commitments, purchase orders, sales orders, product warranties, personal property leases, licenses, agreements, equipment leases, and transferable approvals, authorizations, consents, governmental orders and permits to the extent that the foregoing relate primarily to, and arise in the ordinary course of, the Business (all of which, together with the Specified Contracts, are referred to herein as the "Assigned Contracts");

            (f) books and records (including label and formula approvals and registrations, price schedules or postings and control state listings) and software and systems of Heublein relating exclusively to the Business and located at the Facilities (provided that Buyer shall, after Closing, retain such books and records and make them available to Heublein for inspection and copying in accordance with Section 16.4) and provided Heublein shall furnish copies of pertinent parts of books and records, software, and systems of Heublein which relate primarily to the Business;

            (g) all of Heublein's right, title and interest in and to promotional and advertising literature and point of sale advertising materials to the extent such literature and materials are in reasonably good condition, are not obsolete and relate primarily to the Specified Brands (it being understood that Heublein will dispose of obsolete materials on or before Closing) and (to the extent it can be transferred without violation of legal or contractual restrictions and to the extent it relates primarily to the Specified Brands) market research as of the Closing Date, wherever located;

            (h) all of Heublein's right, title and interest in and to those certain foreign duty credits more specifically described on Exhibit 2.1H in the approximate amount of $3.7 million as of the date of this Agreement relating to Heublein's grape concentrate business (the "Foreign Duty
Credits");

            (i) all of Heublein's right, title and interest in and to the trademarks and tradenames identified on
Exhibit 2.1I hereto (the "Specified Brands"), and any registrations or applications therefore and the goodwill appurtenant thereto, together with all trade dresses, label designs, and bottle and container designs used in association with said trademarks and tradenames; and

            (j) all of Heublein's right, title and interest in and to all patents, applications for patents, copyrights, transferable license agreements and other intellectual property rights primarily related to the Business.

Heublein's "Specified Inventories" as of any particular date shall be comprised of such of the inventories as are referred to on Exhibit 2.1D and owned by Heublein as of such date including
(i) all bulk wine and brandy referred to as the Pot 3 Specified Inventories, (ii) all finished goods, wherever located, bearing the Specified Brands, (iii) all supplies (including grapes, grape materials, juices, ingredients, high proof alcohol, bottles, labels and packaging materials) located at the Facilities as of such date and related exclusively to the Business, (iv) grape concentrates located at the Facilities, and (v) all prepaid expenses related to the purchase of grapes for the vintage year 1994 crush.

     2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any of the following (collectively, the "Excluded Assets"):
(i) any real property or interests therein owned or leased by Heublein other than the Facilities, (ii) any rights or other assets relating to any business or operations of Heublein or any of its affiliates other than the Business, (iii) any brand names, trademarks, or tradenames owned by Heublein other than the Specified Brands, (iv) any cash, reserves, bank balances or other cash equivalents or similar investments of Heublein, (v) foreign duty credit reserves, Almaden Grape contract reserves, and all other reserves of Heublein associated with the Excluded Assets,
(vi) supplies, materials and change parts relating exclusively to Heublein's Smirnoff, Jose Cuervo, Club Cocktails or Blossom Hill operations or to Heublein's Christian Brothers dessert wine operations, (vii) any accounts receivable of Heublein, (viii) any of Heublein's rights under any agreement or other instrument that is not an Assigned Contract, (ix) the wine and brandy inventory described on Exhibit 2.2, (x) glass molds used for products not bearing the Specified Brands, (xi) any item of tangible personal property located at or used in connection with the Facilities which is identified on Exhibit 2.2, (xii) the computer equipment and computer software described on
Exhibit 2.2, (xiii) any library wines bearing the Inglenook brand, (xiv) any personal property located at that certain real property and improvements in Napa Valley, California commonly known as the Inglenook Winery, or (xv) any rights or assets that are not referred to in Section 2.1.

     2.3.   Purchase Price.

            (a)     As consideration for the sale of the
Purchased Assets to Buyer (which consideration is collectively referred to herein as the "Purchase Price"), on the Closing Date Buyer shall issue the options referred to in Section 2.3(c) and shall: (1) deliver to Heublein the Foreign Duty Credits Note,
(2) assume, pay, discharge and perform on a timely basis the Assumed Liabilities, (3) pay to Heublein $500,000 pursuant to the Covenant Not to Compete, (4) pay to Heublein $25,000,000 for the assignment of the "Almaden" Specified Brands (as provided in the assignments described in Section 4(a)(v)), and (5) pay to Heublein in the manner hereinafter provided an amount calculated as follows (which payment to Heublein is referred to herein as the "Book Value Price"):

            The sum of the Book Values as of the Closing Date of each of the following:

               (i)  the Specified Inventories, except with
                    respect to bulk inventory of brandy or brandy designate, which shall be valued at the lesser of $3.21 per proof gallon or the Book Value of such brandy or brandy designate;

               (ii) the prepaid expenses included in the
                    Purchased Assets (including without
                    limitation the items described in
                    subparagraph (g) of Section 2.1); and

               (iii) the property, plant and equipment and deferred mold charges included in the Purchased Assets (including without limitation the Facilities and the items described in subparagraphs (c) and (f) of Section 2.1).

            Less the sum of:

               (x) the Book Value of those Assumed Liabilities of the type specified on Exhibit 2.3A hereto as of the Closing Date (the "Assumed Balance
                    Sheet Liabilities"); and

               (y)  $47,575,000.

            The sum of the Book Value Price, the $500,000 amount described in Section 2.3(a)(3) and the $25,000,000 amount described in Section 2.3(a)(4) is referred to herein as the "Cash Purchase Price."

            (b) At the Closing, Buyer shall pay to Heublein an estimate of the Cash Purchase Price (the "Estimated Cash Purchase Price") which has been previously calculated by the parties and is $130,554,577. The Estimated Cash Purchase Price shall be paid to Heublein at Closing in immediately available funds by wire transfer to such bank account as Heublein may designate.

            (c) In addition to the Estimated Cash Purchase Price to be paid at the Closing by Buyer pursuant to
Section 2.3(b), Buyer shall issue to Heublein an option to purchase 200,000 shares of Buyer's Class A Common Stock, par value $.01 per share, at an exercise price per share of $30 and another option to purchase 400,000 of such shares at an exercise price per share of $35, which options shall be exercisable at any time during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, all pursuant to the terms of an agreement in the form of Exhibit 2.3C hereto (the "Option Agreement").

            (d) The accounting principles and procedures set forth in the Accounting Methodology shall be used in calculating the Book Values described in Section 2.3(a) for purposes of calculating the Book Value Price paid to Heublein.

     2.4.   Adjustment To Estimated Cash Purchase Price.

            (a) Within 60 days after the Closing Date, Heublein will prepare and deliver to Buyer and Buyer's Accountants a statement (the "Closing Statement") setting forth the aggregate Book Values as of 12:01 A.M. Eastern Standard Time on the Closing Date of the Purchased Assets described in clauses
(i) through (iii) of Section 2.3(a) and setting forth and deducting therefrom the Book Value of the Assumed Balance Sheet Liabilities set forth in clause (x) of Section 2.3(a) as of 12:01 A.M. Eastern Standard Time on the Closing Date (the resulting amount being referred to herein as the "Closing Date Net Book Value"). The Closing Statement shall also set forth a calculation of the amount (the "Adjustment Amount") by which the Closing Date Net Book Value exceeds, or is less than, $152,629,577 (constituting the difference between the estimated Book Value of the Purchased Assets described in Sections 2.3(a)(5)(i)-(iii) and the estimated Book Value of the Assumed Balance Sheet Liabilities as of the Closing Date, all as identified on Part 5.2 of the Disclosure Schedule). The Estimated Cash Purchase Price paid pursuant to Section 2.3(b) shall be increased or decreased, as the case may be, by the Adjustment Amount.

            (b) Buyer will provide Heublein and Heublein's Accountants access at all reasonable times to the books and records of the Business for the purpose of preparing the Closing Statement. The Closing Statement shall be accompanied by an auditor's report, prepared by Heublein's Accountants, with an opinion that the Book Values as of the Closing Date for the Purchased Assets and the Assumed Balance Sheet Liabilities covered thereby have been determined in accordance with the definition of Book Value provided in this Agreement. Representatives of Buyer's Accountants shall be entitled to be present at and to observe the activities of Heublein's Accountants with respect to the gathering of information and data relating to and comprising the basis of the Closing Statement prepared by Heublein in accordance with this Section. Heublein's Accountants shall make their audit work papers and their preliminary opinions with respect to the Closing Statement available to Buyer's Accountants as soon as practicable.

     2.5. Payment Of Adjustment Amount. Subject only to the provisions of Section 2.6 herein, the Adjustment Amount, together with interest thereon at the Prime Rate from the Closing Date to the date of payment, shall be paid to Heublein by Buyer, or to Buyer by Heublein, as appropriate, subject to no deduction or offset, within 45 days after receipt by Buyer of the Closing Statement or the 75th day after the Closing Date, whichever is later. Any Adjustment Amount required by this Section 2.5 or by
Section 2.6 shall be paid in immediately available funds to the party entitled to receive such Adjustment Amount by wire transfer to a bank account specified by such receiving party, together with interest thereon at the Prime Rate for the period from the Closing Date to the date of payment, as provided herein, or promptly after the final determination of any disputed items pursuant to Section 2.6, as applicable.

     2.6. Disagreements As To Book Values. Unless Buyer, within 45 days after receipt of the Closing Statement, or the 75th day after the Closing Date, whichever is later, gives Heublein notice objecting in good faith to a Book Value calculation set forth in the Closing Statement, specifying the basis for such objection and its computation of such Book Values, the Book Values and calculations as set forth in the Closing
Statement shall be final and binding upon the parties.   If such
notice is given by Buyer in good faith and within said period, the parties shall negotiate in good faith with a view to agreeing upon such Book Values and calculations. If such negotiations fail to resolve all disputed items within ten days after Buyer's notice is given to Heublein, the remaining disputed items shall be submitted to an internationally recognized firm of independent public accountants, designated jointly by Heublein and Buyer, for final resolution. After affording each of the parties and their accountants the opportunity to present their positions as to such determination (which opportunity shall not extend for more than 45 days), the accounting firm selected pursuant to this Section shall determine the disputed items and the Adjustment Amount and such determination shall be final and binding. The fees, costs and expenses of the accounting firm selected pursuant to this Section shall be borne equally by Heublein and Buyer. If Buyer provides Heublein with notice of objection in accordance with
Section 2.6, any portion of the Adjustment Amount not in dispute, together with interest thereon, shall be paid immediately to Heublein pursuant to Section 2.5 without deduction or offset.

     2.7. Quantity And Merchantability Of Specified Inventories. For purposes of determining as of the Closing Date the quantity of the Specified Inventories and whether such Specified Inventories are Merchantable, Heublein and Buyer shall follow the procedures set forth on Exhibit 2.7 hereto and shall be bound by the provisions thereof.

     2.8. Allocation Of Purchase Price. Notwithstanding anything to the contrary contained herein, the total consideration for the Purchased Assets shall be allocated in accordance with Section 1060 of the Internal Revenue Code of 1986 or any successor law and regulations issued thereunder.

     2.9. Sales Taxes And Other Charges. Buyer shall bear and promptly pay when due (or promptly reimburse Heublein for) any and all sales taxes, use taxes, transfer taxes, recording fees, title insurance premiums and similar taxes, fees, charges and expenses (other than any real property gains tax or income or franchise taxes, which shall be paid by Heublein) required to be paid in connection with the sale, conveyance or transfer of the Purchased Assets to Buyer in connection with the transactions contemplated hereby, including any and all additional assessments, interest and penalties made or imposed (as a result of any audit or otherwise) in connection with the collection of any such taxes.

     2.10. Liabilities Not Assumed. Except as provided in this Agreement, the Assumption of Liabilities, and the other Related Agreements, it is expressly understood and agreed that Buyer shall not be liable for and shall not assume any liabilities, obligations, claims against, or contracts of Heublein of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Heublein, arising out of or by reason of this transaction or any other transaction or event occurring prior to or subsequent to Closing with respect to the Business or the Purchased Assets or any other business activities of Heublein.

     2.11. Prorations. With respect to (i) water, sewer, electricity, gas, telephone and other utility charges,
(ii) rental charges and other amounts payable or receivable under the lease of the Escalon Facility, and (iii) ad valorem taxes and general and special assessments upon the Purchased Assets, for a period commencing before and ending after the Closing Date, Heublein and Buyer shall, except as may be otherwise provided herein and except to the extent that the items in clauses (i) through (iii) are included in the calculation of the Purchase Price, make such arrangements as may be necessary such that Heublein will bear such expenses up to the Closing Date and Buyer will bear such expenses thereafter. Such arrangements will include a net payment from one party to the other on the Closing Date to the extent practicable.


SECTION 3.  OTHER AGREEMENTS

     At the Closing, Heublein and Buyer shall enter into and deliver:

            (a)     a Table Wine Production and Related Services
     Agreement in the form attached hereto as Exhibit 3A;

            (b)     a Madera Bottling Agreement in the form
     attached hereto as Exhibit 3B;

            (c)     a Brandy Bottling Agreement in the form
     attached hereto as Exhibit 3C; and


            (d) a Storage Agreement in the form attached hereto as Exhibit 3D.


SECTION 4.  CLOSING

     The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Harter, Secret & Emery in Rochester, New York at 10:00 a.m., local time, on August 5, 1994, or, if later, promptly following satisfaction of the filing and waiting period requirements of the H-S-R Act or at such other place, time or date as may be agreed upon by the parties hereto. The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date. At the
Closing:

            (a)     Heublein will deliver to Buyer:

               (i) the agreements referred to in Section 3, duly executed on behalf of Heublein;

               (ii)  a Bill of Sale substantially in the form of
            Exhibit 4A(ii) hereto;

               (iii)  a Grant Deed substantially in the form of
            Exhibit 4A(iii) hereto and all other documents necessary to transfer title to the Madera Facility which, under California law or local custom, are required to be filed, recorded or otherwise included with the grant deed by a seller of real property;

               (iv) a Lease Assignment substantially in the form of Exhibit 4A(iv) hereto with respect to the Escalon
            Facility;

               (v)  appropriate assignment forms for each
            jurisdiction in which any of the Specified Brands is registered, or in which such registration is pending, assigning all rights of Heublein with respect to the Specified Brands to Buyer, and, where applicable under the laws of such jurisdictions, common law rights to any trade dress, label design, and bottle or container designs used in association with the Specified Brands;

               (vi) such assignments and other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request, including assignments of any copyrights for trade dresses, labels, bottle or container designs used in association with the Specified Brands, promotional, advertising and point of sale materials and "work for hire" agreements related to the foregoing;

               (vii)  a certificate executed on behalf of
            Heublein to the effect that each of Heublein's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (viii) a copy of the Certificate of Incorporation of Heublein and all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the Secretary of State of Connecticut;

               (ix) a certificate of the Secretary of State of Connecticut attesting to the good standing of Heublein in such jurisdiction as of dates reasonably proximate to the Closing Date;

               (x)  a Covenant Not to Compete restricting
            Heublein from engaging in certain activities (the "Covenant Not to Compete") in the form attached hereto as Exhibit 4A(x), duly executed by Heublein;

               (xi) a UCC search in Connecticut and California made by a search agency acceptable to Buyer stating to the effect that as of a date reasonably proximate to the Closing Date there are no encumbrances or judgments of record against any of the tangible personal property included in the Purchased Assets, except for Permitted Encumbrances;

               (xii)  the Option Agreement, duly executed by
            Heublein;

               (xiii) appropriate assignment forms necessary to transfer the Foreign Duty Credits to Buyer, duly executed by Heublein; and

               (xiv)  all other certificates, exhibits,
            instruments and documents to be delivered by Heublein pursuant to this Agreement.

            (b)     Buyer will deliver to Heublein:

               (i) the Estimated Cash Purchase Price, payable in the manner described in Section 2.3(b);

               (ii) an Assumption of Liabilities, in the form attached as Exhibit 4B(ii) duly executed on behalf of Buyer;

               (iii) the agreements referred to in Section 3, duly executed on behalf of Buyer;

               (iv) a certificate executed on behalf of Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (v) the Foreign Duty Credits Note, duly executed by Buyer;

               (vi) a copy of the Certificate of Incorporation of Buyer and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the Secretary of State of Delaware;

               (vii) a certificate of the Secretary of State of Delaware, attesting to the good standing of Buyer in such jurisdiction as of a date reasonably proximate to the Closing Date;

               (viii) the Covenant Not to Compete, duly executed by Buyer;

               (ix)  the Option Agreement, duly executed by
            Buyer; and

               (x) all other certificates, exhibits, instruments and documents to be delivered by Buyer pursuant to this Agreement.


SECTION 5.  REPRESENTATIONS AND WARRANTIES OF HEUBLEIN

     Heublein represents and warrants to Buyer that:

     5.1. Good Standing And Corporate Power. Heublein is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all necessary corporate power to own, use and transfer the Purchased Assets, to transact the Business as now being conducted and to execute and deliver this Agreement and the Related Agreements to which it is a party, and to perform its obligations under this Agreement and under each of the Related Agreements to which it is a party.

     5.2.   Accuracy Of Information.

            (a)     The financial information regarding the
Business which is set forth in Part 5.2 of the Disclosure
Schedule was prepared in accordance with the Accounting
Methodology and, as of the dates thereof, reflects in all material respects the information contained in Heublein's internal books and records.

            (b)     The Estimated Cash Purchase Price reflects
Heublein's good faith estimate of such amount.

            (c) Heublein acknowledges that certain financial information provided heretofore by Heublein to Buyer in connection with the transaction contemplated hereby was used by Buyer for the purpose of negotiating and formulating the Purchase Price. To the knowledge of Heublein, Heublein has not provided to Buyer any such information which is material and which has been designed intentionally by Heublein to mislead Buyer and upon which Buyer has relied in negotiating and formulating the Purchase Price.

     5.3.   No Material Adverse Change.  Except as disclosed in
Part 5.3 of the Disclosure Schedule, since March 31, 1994 and except for the transactions contemplated or permitted by this Agreement or any of the Related Agreements, there has not been any material adverse change in the condition (financial or otherwise) of the Purchased Assets, Assumed Liabilities or Business. Except as disclosed in Part 5.3 of the Disclosure Schedule and except for the transactions contemplated or permitted by this Agreement or any of the Related Agreements, since March 31, 1994 Heublein has not with respect to the
Business:

            (a) created, assumed or permitted to be created any encumbrance, other than Permitted Encumbrances, on any of the Purchased Assets;

            (b) sold, leased or otherwise transferred any of the Purchased Assets, or cancelled any of its rights or claims, other than in each such case in the ordinary course of business;

            (c) sold, assigned or transferred any patent, trademark, trade name, copyright or other intellectual property rights related to the Business;

            (d) incurred any other liability or obligation, whether absolute or contingent other than liabilities in an aggregate amount not exceeding $500,000, or other than those incurred in the ordinary course of business;

            (e) paid, prepaid or discharged any liability or obligation except as required or permitted pursuant to the terms thereof or in the ordinary course of business;

            (f) lost, surrendered or had revoked or limited any license, permit or other right granted by any governmental authority necessary to operate the Business in the manner in which it is currently operated;

            (g) entered into any Assigned Contract related to the Business not in the ordinary course of business, or cancelled, modified adversely, assigned, encumbered or in any way discharged or terminated (other than by performance) any Assigned
Contract other than in the ordinary course of business;

            (h) received any notice of termination of or default under any Assigned Contract;

            (i) to the knowledge of Heublein, allowed to occur or exist any event of default under any Assigned Contract;

            (j)     made any loan or advance, acquired any
accounts receivable or otherwise extended any credit, except in the ordinary course of business;

            (k)     made any capital expenditures, or any
commitments therefor, with respect to the Business in excess of $3,000,000, in the aggregate;

            (l) made any material change in the rate of compensation payable or to become payable by Heublein to any of its officers, employees or agents involved in the conduct of the Business or in the formula for determining any such compensation, or entered into or amended in any material respect any contract providing for such compensation or benefits;

            (m) made any commitment (through negotiations or otherwise) or incurred any liability to any labor organization other than pursuant to the Collective Bargaining Agreements or in the ordinary course of business, or become aware of any material threat of a strike or other interruption of work arising from labor difficulties;

            (n) reduced or failed to carry insurance in at least the respective amounts carried on March 31, 1994;

            (o) caused any material adverse change in its relationship with its suppliers, distributors, dealers or customers, taken as a whole;

            (p)     caused any other change in the Business
(other than changes of general applicability in the industry) which would be likely to have a material adverse effect on the Business or Purchased Assets, taken as a whole, after consummation of the transactions contemplated hereby;

            (q) altered or revised any of its accounting principles, procedures, methods or practices; or

            (r) agreed to do any of the things described in this Section 5.3.

     5.4. Equipment. As of the Closing Date, the items referred to in Section 2.1(c) and items leased under Assigned Contracts will include all of the equipment, trade fixtures, furnishings and vehicles (other than data processing equipment used by Heublein for or at locations other than the Facilities and other than the items specifically listed on Exhibit 2.2 hereto) necessary to permit the operations at the Facilities to be conducted in substantially the same manner as said operations have heretofore been conducted. Except as disclosed in Part 5.4 of the Disclosure Schedule, such equipment, trade fixtures, furnishings and vehicles, in each case, taken as a whole, are in good operating condition (ordinary wear and tear excepted), and have been maintained in accordance with good practice prevailing in the industry. Each of the buildings included in the Facilities is in good condition (ordinary wear and tear excepted).

     5.5.   Title To Properties; Encumbrances.

            (a) Except as disclosed in Part 5.5 of the Disclosure Schedule, Heublein has good title to or a valid leasehold interest in all the Facilities and has good and marketable title to the items of tangible personal property included in the Purchased Assets, subject to no liens, encumbrances, security interests, easements, restrictions or other similar matters, except the following: (i) Permitted Encumbrances, (ii) zoning laws, (iii) real and personal property and excise taxes and real property assessments which are a lien but not yet delinquent, and (iv) excise and other taxes on alcoholic beverages not yet due and payable. With respect to the real property included in the Purchased Assets, except as disclosed in Part 5.5 of the Disclosure Schedule, Heublein is not aware of and has not received written notice from any governmental agencies or authorities that such property and the use and operation thereof are not in compliance with all applicable laws, ordinances, regulations, orders, licenses, permits and authorizations. Except as disclosed in Part 5.5 of the Disclosure Schedule and except for Environmental Laws (which are separately dealt with in Section 5.17 hereof), there are no
(a) pending requests, applications or proceedings known to Heublein to alter or restrict the zoning or other use restrictions applicable to any such property, (b) existing condemnation proceedings that would affect any of such properties in any way, or (c) presently pending public improvements that would result in the creation of any lien upon any of such properties; and, except as disclosed in Part 5.5 of the Disclosure Schedule, Heublein is not aware of and has not received any written notice from governmental agencies or authorities of any (d) threatened requests, applications, or proceedings to alter or restrict the zoning or other use restrictions applicable to any of such properties, (e) plans, studies or efforts by any governmental agency or authority that would affect the present use or zoning of any such property or that would modify or realign any adjacent street or highway,
(f) proposed or contemplated condemnation proceedings that would affect any of such properties in any way, or (g) planned public improvements that would result in any charge being levied or assessed against, or would result in the creation of any lien upon, any of such properties.

            (b) With respect to the lease of the Escalon Facility, there is not (i) any event of default on the part of Heublein as lessee thereunder, or (ii) to Heublein's knowledge, any event of default on the part of the lessor thereunder, or
(iii) any event that with the giving of notice or passage of time or both would constitute such an event of default on the part of Heublein, or, to Heublein's knowledge, on the part of any such lessor.

            (c) The Facilities have access, sufficient for the conduct of the Business as presently conducted, to public roads and all utilities (including electricity, sanitary and storm sewer, natural gas and other utilities) used in the operation of the Business. The Facilities and the use, operation and maintenance thereof by Heublein do not (i) contravene any zoning, subdivision, use or building law, ordinance or administrative regulation, or (ii) violate any easement or right incident thereto, agreement, restrictive covenant or provision of law, the effect of which in each case interferes materially with or materially prevents the continued use thereof for the purposes for which they are now being used, or would materially affect the value thereof.

     5.6.   Specified Inventories.  Except as disclosed in
Part 5.6 of the Disclosure Schedule, as of the Closing Date, the Specified Inventories will be Merchantable. The Merchantability of all Specified Inventories shall be determined in the manner provided in the Inventory Testing Procedures.

     5.7. Contracts. Except as set forth in Part 5.7 of the Disclosure Schedule, Heublein has delivered to Buyer true, correct and complete copies of each of the Specified Contracts which (i) has a term of one year or more except for any routine contract entered into in the ordinary course of business consistent with past practice involving payments or obligations which do not exceed $25,000 in the aggregate, or (ii) has a term of less than one year and involves payments over the term thereof that aggregate $10,000 or more (collectively, "Material Specified Contracts"). Except as set forth in Part 5.7 of the Disclosure Schedule, all of the Material Specified Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms. Except as disclosed in Part 5.7 of the Disclosure Schedule, there is no event of default on the part of Heublein nor any event caused by Heublein which after notice or lapse of time or both would give rise to a right to accelerate against or a loss of rights by Heublein under any of said contracts and, to Heublein's knowledge, there is no event of default by any other party under any of said contracts. Except for obtaining any consents, waivers or approvals or giving any notice listed in Part 5.7 of the Disclosure Schedule, each of the Material Specified Contracts is fully assignable to, and assumable by, Buyer. Assigned Contracts which are not Specified Contracts shall not, in the aggregate, involve payments over the terms thereof of greater than $250,000.

     5.8. Employees. Except as disclosed in Part 5.8 of the Disclosure Schedule, there is no pending or, to the knowledge of Heublein, threatened labor dispute, strike, walk-out, work stoppage or slowdown, contractual grievance, arbitration proceedings, charge before or investigation by any federal, state or other regulatory agency or court litigation which involves or may involve any employee or former employee of Heublein relating to the Business.

     5.9. Legal Proceedings. Except as disclosed in Part 5.9 of the Disclosure Schedule, there is no legal, equitable, arbitration or administrative proceeding, citation or action (other than actions of general applicability) pending or to the knowledge of Heublein, threatened against Heublein or any of the Purchased Assets which, if adversely determined (i) would be likely to prevent the consummation of the transactions contemplated by this Agreement, (ii) would be likely to adversely affect Heublein's ability to perform its obligations under this Agreement or any of the Related Agreements to which Heublein is a party, (iii) would be likely to adversely affect the Business after the Closing, or (iv) would be likely to prevent Buyer from obtaining the necessary federal and state permits and licenses required to conduct the Business as presently conducted.

     5.10. Authorization. The execution, delivery and performance by Heublein of this Agreement and the Related Agreements to which Heublein is a party, and its compliance with the provisions of this Agreement and of the Related Agreements to which it is a party, have been duly and validly authorized by all necessary corporate action on the part of Heublein. Heublein has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.

     5.11. No Conflict. Neither the execution, delivery or performance by Heublein of this Agreement and the Related Agreements to which Heublein is a party, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of Heublein's articles of incorporation or bylaws, (ii) assuming the Required Consents are duly obtained, result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Specified Contract or other instrument or obligation to which Heublein is a party and which affects the Business or the Purchased Assets, except for such Specified Contracts, instruments and obligations disclosed in
Part 5.7 or Part 5.11 of the Disclosure Schedule; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Business or the Purchased Assets.

     ARCHI  Binding Nature Of Agreements.  This Agreement and the
Related Agreements to which Heublein is a party are the legal, valid and binding obligations of Heublein.

     5.13. Governmental Approvals. Except for filings with regulatory authorities necessary to transfer or assign the Specified Brands pursuant to this Agreement,the filing required under the H-S-R Act and required alcoholic beverage permits or authorizations, no authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Heublein on or before the Closing Date in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements to which Heublein is a party, except those that have been obtained or made or where the failure to obtain or make any such authorization, consent, approval, registration or filing would not subject Buyer or the Purchased Assets to a penalty or loss.

     5.14. Brokers and Finders. Neither Heublein nor its officers, directors, employees or agents has retained or employed any broker, finder or agent or incurred or agreed to pay any brokerage fees, finder's fees or other similar fees or commissions with respect to the transactions contemplated by this Agreement; and, to the knowledge of Heublein, no person is entitled to receive any such fees or commissions in connection with such transactions.

     5.15.  Employee Benefits.  Part 5.15 of the Disclosure
Schedule identifies (i) each "employee benefit plan", as such term is defined in Section 3(3) of ERISA which is covered by Title I of ERISA, and which is maintained, or otherwise contributed to, by Heublein or any affiliate of Heublein for the benefit of New Employees (a "Plan"), copies or descriptions of which have been furnished or made available to Buyer, and
(ii) each other material plan or arrangement maintained by Heublein or any affiliate of Heublein for the benefit of New Employees which provides for deferred compensation, bonuses, employee insurance coverage or similar benefits.

     5.16.  Compliance With Laws.  Except as disclosed in
Part 5.16 of the Disclosure Schedule and except for Environmental Laws, (i) Heublein is not in violation of any applicable law, rule, regulation, judgment, injunction, order, directive, decree or other requirement of any court or tribunal or governmental body, agency or official, in each case relating to the Business; and, to Heublein's knowledge, there is no basis for any action, suit or proceeding arising out of or in connection therewith;
(ii) Heublein has not received any notice of any violation of any such law, rule, regulation, judgment, injunction, order, directive, decree, or other requirement of any court or tribunal or governmental body, agency or official, in each case relating to the Business; and (iii) Heublein is not subject to any settlement agreement or consent decree with continuing obligations or restrictions on Heublein relating to the Business.

     5.17.  Environmental Matters.  Except as disclosed in
Part 5.17 of the Disclosure Schedule, (i) Heublein is in compliance with all applicable Environmental Laws except where the failure to be in compliance, individually or in the aggregate, would result in the payment of fines, penalties and investigation, remediation, court and other similar costs of less than $250,000, (ii) Heublein has not received from any governmental authority or other person any notification that is currently outstanding that Heublein is or may be in violation of any Environmental Law except where the failure to be in compliance, individually or in the aggregate, would result in the payment of fines, penalties and investigation, remediation, court and other similar costs of less than $250,000, (iii) Heublein has not caused or permitted any of the Facilities to be used, and no Facility is being or has been used by Heublein, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process any Hazardous Substances in violation of any Environmental Law and, to Heublein's knowledge, no former owners or operators of the Facilities have used, generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced or processed any Hazardous Substances in violation of any Environmental Law (except in each case where such violation has been remediated to be in compliance with all applicable Environmental Laws and except where such violation, individually or in the aggregate, would result in the payment of fines, penalties and investigation, remediation, court and other similar costs of less than $250,000), (iv) Heublein has all licenses, permits and authorizations which are required from any governmental authority having jurisdiction over any Hazardous Substance located in, on or under each Facility and has filed, in a timely manner, all reports or disclosures concerning use or maintenance of Hazardous Substances under applicable Environmental Law, (v) to Heublein's knowledge, there are not as of the Closing Date any underground petroleum or Hazardous Substance storage tanks of any kind located on any portion of any of the Facilities, (vi) all permits and other governmental authorizations and approvals currently held by Heublein for the Business pursuant to applicable Environmental Laws are identified in Part 5.17(vi) or 5.18 of the Disclosure Schedule, and (vii) there is no claim pending, or to the knowledge of Heublein, threatened against Heublein arising out of an alleged violation of any Environmental Law with respect to the Facilities, and (viii) to Heublein's knowledge, there is no asbestos contained in or forming part of the Facilities or equipment located therein which is friable, deteriorating and reasonably in need of removal or replacement pursuant to applicable Environmental Laws for the protection of human health.

     For purposes of this Section 5.17, the term "Hazardous Substance" shall mean any substance, chemical or waste that is listed, or contains material amounts of one or more components that are defined, designated, classified, or listed, as hazardous, toxic, radioactive, or dangerous under any applicable law, rule or regulation; as well as any asbestos or asbestos containing materials, petroleum, petroleum product or by-product, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable as fuel, or polychlorinated biphenyls (PCBs).

     The term "Environmental Law" shall mean all governmental statutes, ordinances, rules, regulations and directives and guidance documents applicable to the Business, regulating or involving (1) air emissions, (2) liquid discharges to streams, ponds, ditches or other surface waters, (3) liquid discharges to ground waters, (4) liquid discharges to publicly-owned treatment works, (5) disposal of solid and/or hazardous wastes, (6) marking, maintenance and/or removal of electrical equipment containing PCBs, (7) manufacture and/or construction (including renovation) involving asbestos materials, (8) activities in or adjacent to fresh water wetlands, flood hazard areas, coastal zone management areas and/or historic preservation areas, (9) registration, operation, testing and/or removal or replacement of storage tanks for petroleum products and/or Hazardous Substances, (10) emergency, planning and community right-to-know laws, including submission of hazardous substance inventory information to Federal, state or local authorities, (11) cleanup or remediation of environmental contamination resulting from prior use, storage, handling or disposal of Hazardous Substances, and (12) legal requirements designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the environment (including soil, land surface or subsurface strata, surface waters, ground waters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource) or public health and safety.

     5.18. Licenses And Registrations. Heublein has all permits, licenses, registrations and approvals (collectively, "Approvals") necessary to carry on the Business as presently conducted and as required by applicable laws, rules, ordinances, orders and regulations and is not in violation or breach of any of the terms, requirements or conditions of any of said Approvals. Part 5.18 of the Disclosure Schedule sets forth a complete and accurate listing of all of the material Approvals issued to, possessed by, or otherwise in effect with respect to the Business as of the date of this Agreement.

     5.19.  Intangible Property.

            (a) Part 5.19 of the Disclosure Schedule lists all controversies pending or, to Heublein's knowledge, threatened by or against Heublein which involves the infringement, validity, or ownership of the Specified Brands or in which the Specified Brands are involved in questions of infringement, validity or ownership of third parties-owned properties.

            (b) Except as set forth in Part 5.19 of the Disclosure Schedule, (i) Heublein has no knowledge that the Specified Brands and the use thereof by Heublein infringe on any patents, trademarks, copyrights or other intellectual property rights of any third parties, (ii) there is no action, suit or proceeding pending or, to the knowledge of Heublein, threatened by or against Heublein with respect thereto, and (iii) Heublein has no knowledge that any third party is using a mark confusingly similar to the Specified Brands.

            (c)     Except as set forth in Part 5.19 of the
Disclosure Schedule:

               (i)  all registrations, to the extent listed in
            Exhibit 2.1I of the Disclosure Schedule, are subsisting in the trademark register set forth therein and are in full force and effect, have not been abandoned, and any applications listed in the Disclosure Schedule are pending in the jurisdictions shown thereon with the governmental entities shown thereon and have not been finally rejected on any grounds;

               (ii) there currently exist no impediments peculiar
            to any of the Specified Brands which would adversely affect Buyer's right to conduct the Business thereunder in substantially the manner heretofore conducted by Heublein;

               (iii) Heublein has not mortgaged, pledged, transferred or assigned to any third party any right, title or interest in or to the Specified Brands, and none of the Specified Brands is held subject to any security interest, lien, trust or similar right, in favor of any third party and Heublein owns and has the exclusive right to use the Specified Brands in connection with the Business as presently conducted and none of the Specified Brands are the subject of any outstanding order, ruling, decree, judgment or stipulation by any court, arbitrator or administrative agency; and

               (iv) the Specified Brands and the other
            intellectual property rights referred to in this
            Section 5.19 include all of the trademarks, tradenames and service marks (including all applications, registrations, extensions and renewals thereof) which are necessary to permit the continuation of the Business in substantially the same manner as currently conducted by Heublein.

            (d) Except as set forth in Part 5.19 of the Disclosure Schedule: (i) Heublein has no patents, applications for patents, copyrights or license agreements used in the Business; (ii) none of the past or present employees, officers, directors or shareholders of Heublein has any rights in any of the inventions, whether or not patented, which are used by Heublein in the Business; (iii) Heublein has not granted any outstanding licenses or other rights to know-how or other intellectual property owned by or licensed to Heublein and used in the Business; and (iv) Heublein is not liable, nor has it made any contract whereby it may become liable, to any person for any royalty or other compensation for the use of any invention (whether or not patented) trademark, tradename or copyright used in the Business.

     5.20. Product Liability. Except as disclosed in Part 5.20 of the Disclosure Schedule, (i) there are no outstanding claims against or liabilities of Heublein relating to personal injury or property damage involving products of the Business, nor to Heublein's knowledge are there any threats regarding any such claims, and (ii) all Specified Inventories of the Business manufactured by Heublein have been produced and labeled in conformity with all applicable federal, state and local laws and regulations.

     5.21.  Promotional Programs.  Part 5.21 of the Disclosure
Schedule sets forth all of Heublein's current Promotional
Programs.

     5.22. Non-Foreign Status. Heublein is not a "foreign person" within the meaning of Section 1445 of the Internal
Revenue Code of 1986, as amended, and will furnish to Buyer under penalties of perjury the certification required in the form attached hereto as Exhibit 5.22.

     5.23. Material Misstatements or Omissions. To Heublein's knowledge, no representation or warranty of Heublein made in this Agreement or in any Related Agreement to which it is a party contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement of facts made therein not misleading; provided, however, that the representation and warranty set forth in this Section 5.23 shall not be breached in the event that Buyer has knowledge of such untrue statement or omission prior to the Closing.


SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Heublein as follows:

     6.1. Good Standing And Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power to purchase and own the Purchased Assets, to execute and deliver this Agreement and the Related Agreements to which it is a party, and to perform its obligations under this Agreement and under each of the Related Agreements to which it is a party.

     6.2. Reports Filed With SEC. Buyer has caused to be filed with the Securities and Exchange Commission ("SEC") all reports and other documents that are required to have been filed with the SEC on behalf of Buyer since January 1, 1993. Each of the reports and other documents filed with the SEC on behalf of Buyer since January 1, 1993 contains all financial information that is required to be contained therein, and all such financial information contained therein is, as of the date of their respective filings, accurate and complete in all material respects. None of such reports or other documents omits to state any material fact necessary to make the statements and other information contained therein, in light of the circumstances under which they were made, not misleading.

     6.3. Legal Proceedings. Except as disclosed to Heublein in a letter dated the date of this Agreement, there is no legal, equitable, arbitration or administrative proceeding, citation or action (other than actions of general applicability) pending or to the knowledge of Buyer, threatened against Buyer which, if adversely determined (i) would be likely to prevent the consummation of the transactions contemplated by this Agreement, or (ii) would be likely to adversely affect Buyer's ability to perform its obligations under this Agreement or any of the Related Agreements to which Buyer is a party.

     6.4. Authorization. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which Buyer is a party, and its compliance with the provisions of this Agreement and of the Related Agreements to which it is a party, have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.

     6.5. No-Conflict. Neither the execution, delivery or performance by Buyer of this Agreement and the Related Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of Buyer's certificate of incorporation or bylaws, (ii) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any agreement or other instrument or obligation to which Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

     6.6.   Binding Nature Of Agreements.  This Agreement and the
Related Agreements to which Buyer is a party are the legal, valid and binding obligations of Buyer.

     6.7. Governmental Approvals. Except for the filing required under the H-S-R Act, required filings under applicable federal and state securities laws and regulations, and required alcoholic beverage permits or authorizations, no authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Buyer on or before the Closing Date in connection with the execution, delivery or performance of this Agreement or the Related Agreements to which Buyer is a party, except those that have been obtained or made or where the failure to obtain or make any such authorization, consent, approval, registration or filing would not subject Heublein to a penalty or loss.

     6.8. Brokers And Finders. Neither Buyer nor its officers, directors, employees or agents has retained or employed any broker, finder or agent or incurred or agreed to pay any brokerage fees, finder's fees or other fees or commissions with respect to the transactions contemplated by this Agreement; and, to the knowledge of Buyer, no person or entity is entitled to receive any such fees or commissions in connection with such transactions.

     6.9. Funding. Buyer has previously delivered to Heublein a true, correct and complete copy of a commitment (the "Commitment Letter") for financing of the payment obligations on its part contemplated hereby from Chase and with respect to a proposed increase in Buyer's credit facilities. The Commitment Letter has been duly executed and delivered by Buyer and Buyer has paid all fees and expenses required thereby or in connection therewith. Buyer is capable of satisfying, and shall use its best efforts to satisfy, all conditions to funding of the loan described in the Commitment Letter which are reasonably within its exclusive control and Buyer has no knowledge that such loan will not be funded in connection with the Closing. Buyer will use its best efforts to comply with all covenants and to satisfy all conditions to funding set forth in the Commitment Letter.

     6.10. Material Misstatements or Omissions. To Buyer's knowledge no representation or warranty of Buyer made in this Agreement or in any Related Agreement to which it is a party contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement of facts made therein not misleading; provided, however, that the representation and warranty set forth in this Section 6.10 shall not be breached in the event that Heublein has knowledge of such untrue statement or omission prior to the Closing.


SECTION 7.  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

     7.1. Expiration. All of the representations and warranties of the parties hereto that are set forth herein or in any certificate delivered pursuant hereto shall terminate and expire, and shall cease to be of any force or effect, at midnight, San Francisco time, on November 30, 1995 (except for the representations and warranties contained in Section 5.6, which shall terminate and expire, and cease to be of any force or effect, at midnight, San Francisco time, on November 5, 1994), and any and all liability of the parties hereto with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, at any time on or prior to November 30, 1995 (or, with respect to Section 5.6, November 5, 1994), a party delivers to the other party hereto a written notice indicating that such party has determined, in good faith, that there has been a breach of a representation or warranty by such other party or parties (and setting forth in reasonable detail the basis for such determination and a calculation of the Damages incurred as a result thereof or in connection therewith), then such alleged breach shall survive until all indemnification claims relating to such breach have been fully and finally resolved. This Section 7.1 shall not affect any covenant of any party that is permitted or required to be performed, in whole or in part, after the Closing.

     7.2. No Implied Representations. The parties hereto acknowledge that, except as expressly provided in this Agreement or the Related Agreements, neither party hereto has made or is making any representations or warranties whatsoever, implied or otherwise, to the other party hereto. WITHOUT LIMITING THE GENERALITY OR THE EFFECT OF THE FOREGOING, BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE FITNESS, MERCHANTABILITY OR CONDITION OF THE PURCHASED ASSETS OR AS TO ANY OTHER MATTER.


SECTION 8.  CERTAIN PRECLOSING COVENANTS OF HEUBLEIN

     8.1. Conduct Of The Business. Except as contemplated by this Agreement or by the Related Agreements or as necessary to carry out the transactions contemplated hereby or by the Related Agreements, from the date hereof until the Closing Date
(i) Heublein shall conduct the Business, including the advertising and promotion of the Specified Brands, in substantially the same manner as it has heretofore been conducted, (ii) Heublein shall not, without Buyer's consent, enter into any transactions relating to the Business, other than transactions that are entered into in the ordinary course of Heublein's current business, and provided further, Heublein shall not engage in sales of finished goods inventory to wholesalers in excess of that amount which wholesalers would purchase in the ordinary course of Heublein's current business, and
(iii) Heublein shall not, without Buyer's prior written consent, amend any of the Material Specified Contracts; provided, however, that nothing herein shall be construed to require Heublein to
(1) make any capital or extraordinary expenditures with respect to the Purchased Assets or the Business, or (2) take or refrain from taking any action in the conduct of its operations, including those with respect to the Business, that does not materially adversely affect the Business or require the assumption of any significant additional Assumed Liabilities by Buyer. In addition, from April 20, 1994 until the Closing Date, Heublein shall not have either (a) added to the Pot 3 Specified Inventories as described on Exhibit 2.1 or (b) produced finished Specified Inventories from inventories other than the Pot 3 Specified Inventories.

     8.2. Access. Subject to the provisions of the Confidentiality Agreement and Section 9.3 hereof:

            (a) Heublein shall, after receiving reasonable advance notice from Buyer, afford Buyer and its representatives reasonable access (during normal business hours) to the Facilities and to Heublein's books and records, employees, licenses, permits and other information relating exclusively to the Business or pertinent parts thereof that relate primarily to the Business.

            (b) Buyer may, at any time prior to the Closing Date, directly or through its representatives, make such investigation of the Purchased Assets and Business (including, without limitation, investigation of titles to property and the condition of property and equipment, and, in accordance with the Inventory Testing Procedures, the confirmation of the Specified Inventories) as Buyer reasonably deems necessary, but such investigation shall not, subject to Section 17.3, affect the representations and warranties of Heublein contained or provided for herein or require Heublein to disclose to Buyer or its representatives any information relating to businesses, properties or assets other than the Business and the Purchased Assets. Heublein, its officers and employees, shall furnish Buyer, and/or its representatives such existing, available financial and operating data and other information relating exclusively to the Business or the Purchased Assets or pertinent parts thereof that relate primarily to the Business or the Purchased Assets, as Buyer and/or its duly authorized representatives shall from time to time reasonably request.

     8.3. Filings Under H-S-R Act. Heublein shall use its best efforts to proceed as expeditiously as possible to cause to be made the filings required to be made under the H-S-R Act with respect to the transactions contemplated by this Agreement and shall thereafter use its best efforts to attempt to ensure that the waiting period thereunder expires or otherwise terminates at the earliest possible time.

     8.4. Conditions. Subject to the provisions regarding Required Consents in Section 12, Heublein shall use its best efforts to cause the conditions set forth in Sections 10 and 11 hereof to be satisfied on a timely basis; provided that the foregoing shall not require Heublein to incur any material expense or liability to remove a lien, encumbrance or restriction on the Facilities not permitted by Section 5.5 if Heublein shall not have imposed or consented to the imposition of such lien, encumbrance or restriction.

     8.5. No Other Offers. Prior to August 31, 1994, Heublein will not solicit or encourage any other offers from third parties to acquire the Business, unless Buyer shall be in material breach of this Agreement or shall have abandoned the transactions contemplated hereby, or it shall reasonably appear that any condition to closing to be performed by Buyer, or any other condition to closing affected by governmental or regulatory action or inaction, is not likely to be satisfied.

     8.6. Title Matters. As soon as possible after the date hereof, Heublein shall provide to Buyer all reasonable assistance as Buyer shall require in order to enable it to obtain, at Buyer's expense, the following documents covering each of the Facilities, each dated as of a date approved by Buyer, which approval shall not be unreasonably withheld: (i) Federal and state tax searches, (ii) a preliminary report of title prepared by Chicago Title Insurance Company, and (iii) a map of an instrument survey, prepared by a surveyor duly licensed by the State of California, acceptable to and certified to Chicago Title Insurance Company, Buyer, Buyer's counsel and Buyer's lender, delineating all boundary lines, all boundary fences, all improvements, all rights of way, roads and easements, including all overhead and underground easements, water lines, sanitary and storm sewers, drainage lines, gas lines and mains, electrical and telephone easements, whether shown of record, referred to in the preliminary report or visible on inspection. The survey map need not show any improvements, rights of way, roads or easements located more than 10 feet inside any boundary line except to the extent of any encroachment of such improvements on any such rights of way, roads or easements.

     8.7. Other Matters. Heublein shall deliver to Buyer such other instruments and documents as shall be reasonably requested by counsel to Buyer and as Heublein shall, in its reasonable judgment, determine to be necessary, on or before the Closing Date.


SECTION 9.  CERTAIN PRECLOSING COVENANTS OF BUYER

     Buyer agrees that, between the date of this Agreement and the Closing Date (and after the Closing Date in the case of Section 9.3):

     9.1. SEC Reports. Buyer shall promptly deliver to Heublein a copy of each report or other document filed with the SEC on behalf of Buyer.

     9.2. Filings Under H-S-R Act. Buyer shall use its best efforts to proceed as expeditiously as possible to make the filings required to be made under the H-S-R Act with respect to the transactions contemplated by this Agreement and shall thereafter use its best efforts to attempt to ensure that the waiting period thereunder expires or otherwise terminates at the earliest possible time.

     9.3. Confidentiality. Buyer shall hold in strict confidence all documents and information obtained by it with respect to Heublein, the Purchased Assets or the Business, shall not disclose or convey any of such documents or information to any other person without the consent of Heublein, and shall return to Heublein all such documents and information, without retaining copies thereof, if this Agreement shall terminate without the occurrence of the Closing contemplated hereby. Notwithstanding anything in this Agreement to the contrary, Buyer shall comply in all respects with the provisions of the Confidentiality Agreement prior to and after the Closing Date.

     9.4. Conditions. Subject to Section 12, Buyer shall use its best efforts to cause the conditions set forth in Sections 10 and 11 hereof to be satisfied on a timely basis.

     9.5. Other Matters. Buyer shall deliver to Heublein such other instruments and documents as shall be reasonably requested by counsel to Heublein and as Buyer shall, in its reasonable judgment, determine to be necessary, on or before the Closing Date.


SECTION 10.    CONDITIONS TO OBLIGATION OF BUYER TO CLOSE

     The obligation of Buyer to purchase the Purchased Assets and otherwise to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived by Buyer in whole or in part):

     10.1. H-S-R Act. The filing requirements of the H-S-R Act relating to the purchase of the Purchased Assets hereunder shall have been fulfilled and the related waiting period (including any extension thereof due to a request for additional information) shall have expired or otherwise terminated; and no injunction or order prohibiting the consummation of such purchase shall have been issued by a court of competent jurisdiction and remain in effect.

     10.2. Title To Facilities. Buyer shall have received the commitment of Chicago Title Insurance Company to issue, upon payment of its regularly scheduled premium, an American Land Title Association form of fee title insurance policy (including a covenant to reissue) insuring that Buyer is vested with fee title to the Madera Facility and with a leasehold interest in the Escalon Facility created under Lease dated July 24, 1987, executed by Erly Industries, Inc., a California corporation, as Lessor, and Heublein, Inc., a Connecticut corporation, as Lessee, as referenced in a Memorandum of Lease recorded July 30, 1987, Instrument No. 87071318, San Joaquin County Records, subject to
(i) the exceptions referred to in Section 1 of Part 5.5 of the Disclosure Schedule, (ii) standard printed exceptions to coverage of such title insurance company, and (iii) such matters as may be disclosed by surveys of the Facilities, provided that such matters do not interfere with or prevent the continued use of the Facilities for the purposes for which they are now being used and do not materially affect the value thereof. Such policy shall be in the form and shall include the endorsements described in
Exhibit 10.2

     10.3. No Material Adverse Change. There shall not have occurred any material adverse change (whether or not covered by insurance) since the date of this Agreement to the Purchased Assets or to the operations conducted at the Facilities relating primarily to the Business, in each case taken as a whole, except for changes, (i) contemplated or permitted by this Agreement or any of the Related Agreements, or (ii) otherwise occurring as a result of the transactions contemplated hereby or thereby or the disclosure thereof or any action by Buyer.

     10.4. Required Consents. All Required Consents and all other consents or approvals referred to in Section 12.1 shall have been duly obtained or obviated, except where (i) the failure to obtain any such Required Consents and other consents and approvals would not preclude Buyer from operating the Business in substantially the same manner as has been operated by Heublein or would not subject Buyer to any material penalty or loss,
(ii) such Required Consent or other consent or approval relates to an Assigned Contract or a related Assumed Liability as to which Heublein elects to proceed pursuant to Section 12.2(c), or
(iii) Buyer has failed to satisfy its obligations under
Section 12.2(b).

     10.5. Representations and Warranties True. The representations and warranties of Heublein set forth in Section 5 hereof shall be true and correct in all material respects (except to the extent any such representation or warranty contains the term "material" in which case such representation or warranty shall be true and correct in all respects in accordance with its terms) on the Closing Date as though such representations and warranties were made as of such date, except to the extent that
(i) the truth or correctness of any of such representations or warranties is affected as a result of the transactions contemplated hereby or by any of the Related Agreements or the disclosure thereof or any action by Buyer, or (ii) Heublein shall agree to indemnify Buyer, to Buyer's reasonable satisfaction, against any resulting loss, liability or expense.

     10.6. Performance. Heublein shall have complied with and performed, in all material respects, all obligations required by this Agreement to be complied with or performed by Heublein on or before the Closing Date.

     10.7. Compliance Certificate. Heublein shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 10.5 and
10.6 hereof have been satisfied or waived.

     10.8. Opinion Of Counsel. Buyer shall have received an opinion of counsel to Heublein dated the Closing Date, substantially to the effect set forth in Exhibit 10.8.

     10.9. Financing. Chase or any other participating lenders shall have funded the loan described in the Commitment, provided that Buyer shall not be excused from performance of its obligations hereunder if the failure to fund is due to any failure of Buyer to perform its obligations under Section 6.9 or any other provision of this Agreement.

     10.10. Additional Closing Documents. All of the documents listed in Sections 4(a) shall have been executed and delivered to Buyer by Heublein and Buyer shall have received delivery of a glass supply agreement duly executed by Madera Glass Company (the "Glass Supply Agreement") substantially in the form attached hereto as Exhibit 10.10.

     10.11. Due Authorization. Execution and delivery of this Agreement by Heublein and compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby by Heublein shall have been duly and validly authorized by all necessary corporate action on the part of Heublein and Buyer shall have received duly certified copies of all resolutions adopted by Heublein's Board of Directors regarding the same.

     10.12. No Bar. There shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would be likely to restrain or prohibit, make illegal, or subject Buyer to material damage as a result of, the consummation of the transactions contemplated hereby.


SECTION 11.    CONDITIONS TO OBLIGATION OF HEUBLEIN TO CLOSE

     The obligations of Heublein to sell the Purchased Assets to Buyer and otherwise to consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived by Heublein in whole or in part):

     11.1. H-S-R Act. The filing requirements of the H-S-R Act relating to the purchase of the Purchased Assets hereunder shall have been fulfilled and the related waiting period (including any extension thereof due to a request for additional information) shall have expired; and no injunction or order prohibiting the consummation of such purchase shall have been issued by a court of competent jurisdiction and remain in effect.

     11.2. Representations And Warranties True. The representations and warranties of Buyer set forth in Section 6 hereof shall be true and correct in all material respects (except to the extent any such representation or warranty contains the term "material" in which case such representation or warranty shall be true and correct in all respects in accordance with its terms) on the Closing Date as though such representations and warranties were made as of such date.

     11.3. Performance. Buyer shall have complied with and performed, in all material respects, all obligations required by this Agreement and the Confidentiality Agreement to be complied with or performed by Buyer on or before the Closing Date.

     11.4. Compliance Certificate. Buyer shall have delivered to Heublein a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 11.2 and 11.3 hereof have been satisfied or waived.

     11.5. Opinion Of Counsel. Heublein shall have received an opinion of counsel to Buyer, dated the Closing Date, substantially to the effect set forth in Exhibit 11.5.

     11.6. Additional Closing Documents. All of the documents listed in Section 4(b) shall have been executed and delivered to Heublein by Buyer.

     11.7. Due Authorization. Execution and delivery of this Agreement by Buyer and compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby by Buyer shall have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Heublein shall have received duly certified copies of all resolutions adopted by Buyer's Board of Directors regarding the same.

     11.8. No Bar. There shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would be likely to restrain or prohibit, make illegal, or subject Heublein to material damage as a result of, the consummation of the transactions contemplated hereby.

     11.9.  MGC Agreement.    Buyer and Madera Glass Company
shall have executed and delivered the Glass Supply Agreement.


SECTION 12.    REQUIRED CONSENTS; RELEASES

     12.1. Efforts To Obtain. Both parties hereto shall use all reasonable efforts to obtain before the Closing Date all of the Required Consents and all other consents or approvals Buyer may reasonably request to enable it to conduct the Business following the Closing, and Buyer shall use all reasonable efforts (both before and after the Closing Date) (i) to cause Heublein to be fully and unconditionally released and discharged from any and all Assumed Liabilities under or relating to the Assigned Contracts and (ii) to cause Buyer to be substituted in the place of Heublein for all purposes under the Assigned Contracts.

     12.2.  Absence Of Required Consents.

            (a) To the extent that any Purchased Assets or Assumed Liabilities related thereto are not assignable or transferable without a Required Consent, the absence of which might reasonably be expected to subject either party hereto to a material penalty or loss, and such Required Consent is not obtained, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer.

            (b) Buyer will cooperate with any reasonable proposal from Heublein designed to obviate any such Required
Consent with respect to any Assigned Contract.

            (c) So long as any such Required Consent is not obtained or obviated with respect to an Assigned Contract, Heublein may use all reasonable efforts to (i) provide to Buyer the benefits of such Assigned Contract (such benefits to be at Buyer's cost) and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, without incurring any financial obligation to Buyer other than to provide such benefits, and (ii) subject to indemnification arrangements reasonably satisfactory to Heublein, enforce at the request, under the direction, for the account and at the expense of Buyer any rights of Heublein arising from such Assigned Contracts against the other party or parties thereto. To the extent that Buyer is provided the benefits pursuant to this subsection of any Assigned Contract, Buyer will perform for the benefit of the other party or parties thereto the obligations of Heublein under or in connection with such Assigned Contract and any Assumed Liability related thereto. If performance by Buyer is not permitted under the Assigned Contract and would result in any material penalty or loss to Heublein, Buyer shall take such action as Heublein may reasonably request, in view of the obligations under the Assigned Contract, to enable Heublein to perform such obligations without expense or liability to Heublein.


SECTION 13.    EMPLOYEE MATTERS

     13.1. Collective Bargaining Agreement. Effective as of the Closing Date, Buyer shall continue in effect the terms and conditions of employment related to wages and benefits set forth in the Collective Bargaining Agreements until Buyer, as successor employer, negotiates new such terms and conditions of employment. Without in any way limiting the foregoing, it is understood that Buyer shall not assume or be obligated in any manner with respect to any benefits payable pursuant to the terms of the Collective Bargaining Agreements to any employee of Heublein who is retired on the date of this Agreement or who retires prior to the Closing Date.

     13.2.  Employment.

            (a) Exhibit 13.2A identifies the employees not covered by the Collective Bargaining Agreements who are employed by Heublein primarily in connection with the Business ("Available Employees"). Buyer agrees to offer to all Available Employees, except for those Available Employees to whom Buyer will not make an offer of employment and identified on Exhibit 13.2B (and except for up to 5 additional Available Employees with whom Buyer has made other mutually acceptable arrangements for continued employment), employment with Buyer following the Closing on terms (including, without limitation, compensation and vacation benefits, insurance benefits and other benefits) that are comparable to the terms provided by Buyer to its own employees of the same rank and seniority, and, in the case of wages and salaries that are in no event less than the wages and salaries being paid by Heublein to such employees immediately prior to the Closing Date. Without limiting the generality of the foregoing, Buyer shall recognize the seniority of all non-union employees who are hired by Buyer (including, where appropriate, awarding credit under any pension plans or other benefit plans maintained by Buyer for all service credited to the New Employees under any of Heublein's pension plans or other benefit plans, but only for purposes of eligibility and vesting and only to the extent permitted by law and by such plans). On the Closing Date, subject to any authorized offsets or deductions Heublein is otherwise entitled to make, Heublein shall pay to the New Employees the benefits associated with any unused vacation time of such employees with respect to their employment by Heublein.

            (b) Heublein shall be free to make offers of continued employment to any Available Employee who does not become a New Employee or is no longer an employee of Buyer or its affiliates. Heublein shall not make any offer of employment to any New Employee within two years of the Closing Date unless such New Employee is no longer an employee of Buyer or its affiliates. Notwithstanding the foregoing, Heublein desires to retain as employees of Heublein those Available Employees identified on
Exhibit 13.2C (the "Designated Employees"). Except for those Designated Employees set forth on Exhibit 13.2D and identified thereon as Designated Employees to whom Buyer may make offers of employment, Buyer shall not within two years of the Closing Date directly or indirectly itself or through any affiliate of Buyer make any offer for employment to any Designated Employee.

     13.3. Severance. Buyer shall reimburse Heublein for all severance or separation payments as described in Exhibit 13.3 (the "Separation Allowance"). Such reimbursement shall be made by Buyer after Heublein has incurred such expense and within 15 days after Heublein invoices Buyer for the same.

     13.4.  No Third Party Beneficiaries.  No provision of this
Section 13 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Heublein or any of its affiliates in respect of continued employment (or resumed employment) or in respect of any benefits that may be provided, directly or indirectly, under any Plan.


SECTION 14.    ENVIRONMENTAL MATTERS

     14.1.  Environmental Site Assessment.  Buyer has engaged, at
Buyer's expense, the environmental consulting firm of The
Twinings Laboratories, Inc. (the "Environmental Consultants") to conduct an environmental site assessment of the Facilities.

     14.2. Access. Heublein and its independent environmental consultants and other representatives shall have access (on a current basis) to all data and information collected and conclusions reached by the Environmental Consultants, including, without limitation, raw data, boring logs, splits of all samples taken and laboratory results obtained by the Environmental Consultants, and may contact the Environmental Consultants directly. Heublein shall be provided with a draft of the environmental surveys at least five days prior to its issuance and shall be entitled to receive from the Environmental Consultants any information Heublein reasonably requests regarding matters reflected or referred to in such draft environmental surveys. Buyer shall use its best efforts to cause the Environmental Consultants to comply with the provisions of this Section 14.


SECTION 15.    TERMINATION OF AGREEMENT

     15.1. Right To Terminate Agreement. This Agreement may be terminated before the Closing:

            (a)     by written agreement of Heublein and Buyer;

            (b) by either Heublein or Buyer at any time after August 31, 1994 (or such later date as the parties may, in their discretion, agree upon) if the Closing shall not have occurred by such time unless the failure of the Closing to take place on or before such time is attributable to the breach by such party of its obligation to consummate the transactions contemplated hereby or of any of its other obligations hereunder; or

            (c) by either Heublein or Buyer if the purchase of the Purchased Assets or Business contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction or if there shall be a statute, rule or regulation that makes such purchase illegal or otherwise prohibited.

     15.2. Effect Of Termination. Upon the termination of this Agreement pursuant to Section 15.1 hereof, (a) Buyer shall promptly return to Heublein all documents and information received from Heublein in connection with this Agreement and the transactions contemplated hereby, including all copies made by Buyer of any of such documents or information, and (b) no party hereto shall have any liability or obligation to any other party hereto; provided, however, that (i) Buyer and Heublein shall remain bound by the provisions of the Confidentiality Agreement, and (ii) the respective parties shall remain bound by the provisions of this Section and Sections 5.14, 6.8, 9.3 and 19.2.


SECTION 16.    CERTAIN POST-CLOSING COVENANTS

     16.1. Assistance In Collecting Certain Amounts. From and after the Closing Date, Buyer shall assist, cooperate with and consult with Heublein in connection with the collection of accounts receivable relating to products or goods shipped or sold by Heublein before the Closing Date, and Buyer shall remit promptly to Heublein any payments or other sums received by Buyer that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for the account of Heublein. If, after the Closing Date, Heublein shall wish to make a claim or otherwise take action under an Assigned Contract with respect to a liability or expense of Heublein that is not an Assumed Liability, Buyer shall assist, cooperate and consult with Heublein with respect to such action and shall remit promptly to Heublein any payments or other sums received by Buyer that relate thereto. Heublein shall remit promptly to Buyer any payments or other sums received by Heublein after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date.

     16.2. Differentiation Between Products Of Heublein and Buyer. After the Closing, Buyer will continue date coding products in the manner heretofore utilized by Heublein, or another reasonably appropriate manner, to insure that products and goods of the Business finished and sold by Buyer can be distinguished from products of the Business finished and sold by Heublein.

     16.3. Further Assurances. From and after the Closing Date, each party hereto shall provide to the other party hereto such additional instruments and documents as such other party may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement or any of the Related Agreements, including, without limitation, any document as may be required by the Trademark Office in any jurisdiction to effect transfer of any trademark registrations and pending applications for trademarks as contemplated by this Agreement.

     16.4. Books And Records. Buyer agrees that all books and records which are delivered to Buyer by Heublein hereunder shall be retained and available for inspection by Heublein or its representatives at any time upon reasonable prior notice during regular business hours. All such Books and Records which may be reasonably necessary for the purpose of preparing tax returns and financial statements and responding to tax audits covering Heublein's operations as of or prior to the Closing Date shall be retained and made available to Heublein for the period open for assessments or refunds as determined or required by applicable tax laws, rules or regulations and if, at the end of such period, Heublein or its successors or assigns shall be involved in any tax audit, investigation, litigation or other proceeding, then for such additional period as Heublein may reasonably request in connection therewith. Notwithstanding the foregoing, Buyer shall not have any liability to Heublein for any consequential, special or punitive damages arising out of any destruction of any documents by an agent or employee of Buyer other than a willful destruction in violation of this Section 16.4.

     16.5. Surplus Equipment. If any equipment not used in the conduct of the Business, not acquired by Buyer at Closing and identified by Heublein to Buyer prior to the Closing (to the extent practicable) remains in the Facilities after the Closing, Buyer will permit Heublein to remove such equipment at Heublein's expense upon reasonable notice from Heublein.

     16.6. Transitional Services. For a period of up to 12 months after the Closing Date, Heublein will provide and make available to Buyer reasonable access to data processing services and to perform various administrative and ministerial functions reasonably requested by Buyer to facilitate the continued operations and functions of the Business on a transitional basis, including payroll information for purposes of various continuing employment tax requirements and, for a period not to exceed 60 days, toll-free customer relations telephone service currently being conducted by or for the benefit of Heublein, and Buyer shall pay Heublein for such services at a reasonable rate to be agreed upon. Buyer will use its reasonable efforts to effect a transition as expeditiously as possible. Following the Closing and if so requested by Buyer, Heublein shall, to the extent permitted by law, maintain in effect, at Buyer's expense, all licenses, permits, authorizations, approvals and land use variances relating to the Business (the "Permits") which Buyer has been unable to obtain using reasonable efforts and shall permit Buyer, for such reasonable period as Buyer lacks the Permits necessary to conduct the Business, to act as the agent of Heublein and to exercise Heublein's rights and privileges thereunder so that there will be no interruption in sales of products sold under the Specified Brands. Buyer shall indemnify, defend and hold harmless Heublein from and against any and all Damages incurred by Heublein based upon or arising out of Buyer acting as agent of Heublein and exercising Heublein's rights and privileges under the Permits or otherwise arising out of Heublein's maintenance of the Permits on behalf of Buyer.

     16.7. Foreign Duty Credits. At the Closing Buyer shall execute and deliver to Heublein a nonrecourse promissory note in the form attached as Exhibit 16.7 (the "Foreign Duty Credits Note"), pursuant to which Buyer shall pay to Heublein certain duty drawback amounts Buyer receives resulting from concentrate exports relating to the Business, as more specifically described in the Foreign Duty Credits Note.

     16.8. Brokers And Distributors. Buyer and Heublein shall make such arrangements as they may agree with respect to any brokers or distributors of products of the Business in connection with the consummation of the transactions contemplated by this Agreement, it being understood and agreed, however, that Buyer will assume no broker or distributor related obligations of Heublein which are not Assumed Liabilities, except as required by applicable laws.

     16.9. Certain Audited Financial Information. Heublein shall provide or cause to be provided to Buyer, pursuant to the terms of Exhibit 16.9, the audited and unaudited financial and other information required for the preparation of selected and summary financial data and pro forma financial information regarding the Business for all periods required by applicable provisions of Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Financial Statement Delivery Requirements"). Expenses associated with providing the foregoing information, including expenses associated with obtaining the consent of Heublein's auditors to include such information in required reports and filings, shall be paid solely by Heublein.

     16.10. Intangible Property. After Closing, Heublein (i) will not infringe upon any intellectual property rights relating to the Specified Brands, (ii) shall reasonably cooperate with Buyer at Buyer's expense in Buyer's efforts after the Closing to maintain, protect, and enforce such intellectual property rights and shall execute all documents reasonably required to enable Buyer to accomplish such efforts, and (iii) shall, at its sole expense, take all reasonable steps to cause registrations and pending applications for trademarks related to the Specified Brands to be: (a) of record in each applicable jurisdiction in the name of Heublein, and (b) in all other respects in condition for transfer to Buyer, provided however that nothing in part
(iii) of this Section 16.10 shall require Heublein to take any such action where it would be commercially impractical to do so. Nothing in this Section 16.10 shall in any way limit Heublein's rights under Section 18.1 of this Agreement.

     16.11. Promotional Programs; Coupon Redemptions. Following the Closing, Buyer shall (i) discharge all of the obligations under Promotional Programs put into effect by Heublein prior to Closing which obligations relate to sales made by Buyer following the Closing, and (ii) discharge all of the obligations under Promotional Programs related to sales made by Heublein prior to Closing, only if such Promotional Programs constitute Assumed Balance Sheet Liabilities. Following the Closing, Heublein shall discharge all coupon redemption obligations related to coupons for the Specified Brands distributed by Heublein prior to the Closing, regardless of the dates on which the coupon redemption periods expire.

     16.12. Use Up Rights. For a period of one year following the Closing Date, Heublein shall cooperate with Buyer, at Buyer's sole expense, in connection with Buyer's reasonable efforts to obtain "use-up" rights with respect to labels and trade dress included in the Purchased Assets including, if so requested by Buyer, confirmation to federal and state alcoholic beverage authorities that Buyer is authorized by Heublein to use such labels and trade dress.

     16.13. Possession. Heublein shall deliver to Buyer actual possession of the Purchased Assets to the extent actual possession of such Purchased Assets can reasonably be delivered.

     16.14. Option for Brandy. Buyer shall have the option for a period of three months following the Closing Date to purchase from Heublein the brandy identified on Exhibit 16.14 at a price of $3.21 per proof gallon payable in cash within 15 days following Buyer's exercise of its option. Buyer shall exercise such option by giving written notice to Heublein of such exercise at any time during the three month period and delivery of the brandy being acquired shall be made to Buyer by Heublein upon its receipt of payment.


SECTION 17.    INDEMNIFICATION

     17.1. Indemnification By Heublein. Subject to the limitations contained in this Section 17 and in the other provisions of this Agreement (including the provisions of Exhibit 2.7 and Section 7 hereof), from and after the Closing Date, Heublein shall hold harmless and indemnify Buyer and its affiliates (which term includes, directors and employees) from and against any Damages actually incurred by them (or any of them) as a result of or in connection with:

            (a) any breach by Heublein of any representation or warranty of Heublein set forth in this Agreement or in any certificate delivered pursuant hereto;

            (b) any breach by Heublein of any covenant or agreement of Heublein set forth in this Agreement or in any other agreement referred to herein; or

            (c) any failure by Heublein to pay, perform, satisfy or discharge any debt, liability or obligation of Heublein with respect to the Business or any matter relating to this Agreement or the transactions contemplated hereby, that existed before the Closing and relates to product liability for finished goods produced by Heublein before the Closing except in each case for any debt, liability or obligation included in the Assumed Liabilities or otherwise assumed by Buyer pursuant to or in connection with this Agreement or for which Heublein expressly has no responsibility pursuant to the provisions of this Agreement or any Related Agreements.

     17.2. Indemnification By Buyer. Subject to the limitations contained in this Section 17 and in the other provisions of this Agreement (including the provisions of Section 7 hereof), from and after the Closing Date, Buyer shall hold harmless and indemnify Heublein and its affiliates (which term includes directors and employees) from and against any Damages actually incurred by them (or any of them) as a result of or in connection with:

            (a) any breach by Buyer of any representation or warranty of Buyer set forth in this Agreement or in any certificate delivered pursuant hereto;

            (b)     any breach by Buyer of any covenant or
agreement of Buyer set forth in this Agreement or in any other agreement referred to herein;

            (c) any failure by Buyer to pay, perform, satisfy or discharge any debt, obligation or liability included in the Assumed Liabilities or otherwise assumed by Buyer pursuant to or in connection with this Agreement or any of the Related
Agreements;

            (d) any failure by Buyer to pay, perform, satisfy or discharge any debt, obligation or liability that relates to claims or matters based upon action or inaction of Buyer after the Closing or otherwise in respect of Buyer's conduct of the Business or ownership and operation of the Purchased Assets from and after the Closing Date;

            (e) any disclosure or other communication by Buyer that is subject to the requirements of any federal or state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934, or any failure on the part of Buyer to make any required disclosure or communication under such laws or any other applicable federal or state securities laws;

            (f) any federal or state claim or cause of action brought by any security holder or former security holder of Buyer
(including any derivative action); or

            (g) any change made at or after the Closing by Buyer (or any of its successors or assigns) in the brokerage or distribution arrangements relating to any products or goods being sold under any of the Specified Brands (including, without limitation, any change arising from or relating to (i) any termination by Buyer of any broker or distributor, (ii) any withdrawal by Buyer of any brand or product item from any broker or distributor, or (iii) any appointment by Buyer of any broker or distributor to broker or distribute any brand or product item).

     17.3.  Knowledge Of Breach.  For purposes of this
Section 17, neither party hereto shall be deemed to have breached any representation, warranty or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or of any facts or circumstances constituting or resulting in the breach of, such representation, warranty or covenant and (ii) none of such party's principal representatives who actively participated in the negotiation of this Agreement can be shown to have had actual knowledge of such breach, facts or circumstances on or prior to the date of this Agreement and to have willfully failed to disclose them.

     17.4. Deductible Amount. Without limiting the effect of any of the other limitations set forth herein, Heublein shall not be required to make any indemnification payments hereunder with respect to any breach of any of its representations and warranties, except to the extent that the cumulative amount of the Damages actually incurred by Buyer as a direct result of all such breaches actually exceeds $1,000,000; and Heublein shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by Buyer as a direct result of all such breaches actually exceeds $1,000,000.

     17.5. Subrogation. To the extent that either party hereto (the "Indemnifying Party") makes or is required to make any indemnification payment hereunder to the other party hereto (the "Indemnitee"), the Indemnifying Party shall be subrogated to, and shall be entitled to exercise, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any claim or other matter, or with respect to any Damages or circumstances, to which such indemnification payment relates.
The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise its right of subrogation hereunder.

       17.6 Exclusivity. The right of each party hereto to demand and receive indemnification payments pursuant to this
Section 17 shall be the sole remedy exercisable by such party and its affiliates with respect to any breach by any other party hereto of any representation, warranty, covenant or agreement set forth herein or in the certificates delivered pursuant hereto; it being understood that the foregoing shall not prohibit specific performance if available under applicable law as a remedy exercisable by either party with respect to any breach by the other party hereto of any provision of this Agreement.

     17.7. Right To Cure Breach Of Section 5.6. In lieu of making any indemnification payments that it would otherwise be required to make to Buyer with respect to any diminution in the value of the items referred to in Section 5.6 in connection with any breach of the representation and warranty set forth in
Section 5.6 hereof, Heublein may, at its option, replace the items that do not conform to the standard set forth in said
Section 5.6 with items that do conform to such standard, as provided in the Inventory Testing Procedures attached hereto as
Exhibit 2.7; it being understood that the foregoing shall not prevent Buyer from recovering any Damages to which it might otherwise be entitled by reason of the breach of Section 5.6 hereof.

     17.8. Defense Of Claims. If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any claim or other matter with respect to which the other party hereto (the "Indemnifying Party") may become obligated to hold harmless or indemnify the Indemnitee hereunder (irrespective of the deductible set forth in Section 17.4), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such claim or other matter in reasonable detail and specifying the estimated amount of the Damages that may be incurred by the Indemnitee in connection therewith. The Indemnifying Party shall have the right, at its option, to assume the defense of such claim or other matter at its own expense and with its own counsel, provided such counsel is reasonably satisfactory to the Indemnitee. If the Indemnifying Party elects to assume the defense of such claim or other matter,
(i) notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such claim or other matter following the Indemnifying Party's election to assume the defense of such claim or other matter,
(ii) the Indemnitee shall fully cooperate as reasonably requested by the Indemnifying Party in the defense or settlement of such claim or other matter, (iii) the Indemnifying Party shall keep the Indemnitee informed of all material developments and events relating to such claim or other matter, and (iv) the Indemnitee shall have the right to participate, at its own expense, in the defense of such claim or other matter. In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to such claim or other matter without its prior written consent.


SECTION 18.    USE OF CERTAIN NAMES

     18.1. Inglenook Name. Buyer agrees that notwithstanding the fact that "Inglenook" is one of the Specified Brands being sold to Buyer, Heublein and its affiliates, successors and assigns shall have the perpetual right to continue to use, without payment of any fee or other amount, the names "Inglenook Chateau" and "Inglenook Winery" (and variations thereof approved in writing by Buyer) in connection with the ownership and operation of that certain real property and improvements in Napa Valley, California owned by Heublein and commonly known as the "Inglenook Winery;" provided, however, that such name shall not be used (i) as a part of the brand name, tradename, trademark or logo of, or used on the label of, any beverage or food product or other consumer product or service produced by Heublein or any of its affiliates, successors or assigns, or (ii) otherwise to sell or distribute any beverage or food product by Heublein or any of its affiliates, successors or assigns. Notwithstanding the foregoing, (x) the right to use the name "Inglenook Chateau" and "Inglenook Winery" and variations thereof shall cease in the event that Heublein or its affiliates, successors and assigns fail to make use of such names for a consecutive period in excess of two years or use such names in a manner which has a material adverse impact on the use of such names by Buyer in the sale of its wines, and (y) Heublein and its affiliates, successors and assigns shall have the right to sell and distribute any or all of the Inglenook library wines which are being retained by Heublein as a part of the Excluded Assets.

     18.2. Certain Restrictions And Agreements On Use Of Certain Specified Brands. Buyer acknowledges that those Specified Brands set forth on Exhibit 18.2 hereto are subject to certain restrictions and agreements on the use thereof in advertising or marketing, as more specifically described on Exhibit 18.2. Buyer agrees to comply (and agrees to require each of its successors in interest and assigns to comply) with the restrictions and agreements set forth on Exhibit 18.2, and Buyer further acknowledges and agrees that De La Salle Institute, a nonprofit religious corporation organized under the laws of California, is a third party beneficiary of the provisions of this Section 18.2, with rights to enforce the restrictions and agreements set forth on Exhibit 18.2 and in this Section 18.2 as against Buyer and each of its successors and assigns. Buyer further agrees that in the event of the breach or threatened breach of the covenant set forth in this Section 18.2, the damage or imminent damage to Heublein will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Heublein and, as set forth above, the De La Salle Institute, each shall be entitled to injunctive relief against Buyer and each of its successors and assigns in the event of any breach or threatened breach of such covenant by Buyer or any of its successors or assigns, in addition to any other relief (including damages) available to Heublein under this Agreement or under law. Heublein represents that (i) it has fully complied with restrictions contained in, and is not in default under the restrictions and agreements related to the use of Specified Brands set forth in Exhibit 18.2, and (ii) the restrictions and agreements described in Exhibit 18.2 constitute all restrictions and agreements regarding the use of the Specified Brands in advertising or marketing contained in the agreement referred to in Exhibit 18.2.


SECTION 19.    MISCELLANEOUS

     19.1. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed to such party, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

              If to Heublein:

              Heublein, Inc.
              16 Munson Road
              Farmington, Connecticut 06032
              Attention:  General Counsel

              With a copy to:

              Randal B. Short, Esq.
              Pettit & Martin
              101 California Street, 35th Floor
              San Francisco, CA 94111

              If to Buyer:

              Canandaigua Wine Company, Inc.
              116 Buffalo Street
              Canandaigua, New York 14424
              Attention:  General Counsel

              With a copy to:

              James A. Locke, Esq.
              Harter, Secrest & Emery
              700 Midtown Tower
              Rochester, New York 14604

     19.2.     Publicity.

           (a) No press release, notice or disclosure to any person or other publicity concerning the transactions contemplated by this Agreement or the other agreements referred to herein shall be issued, given, made or otherwise disseminated at any time before or after the Closing Date without the prior approval of both of the parties hereto; provided, however, that
(i) such approval shall not be unreasonably withheld,
(ii) subject to Section 9.3 and the requirement set forth in the second sentence of this Section, the parties hereto, and their respective affiliates, shall be entitled, without obtaining any such approval, to make any disclosures required by applicable laws or governmental regulations, or required in conjunction or connection with any application or licenses or permits, registrations or other filings with federal or state agencies which regulate the distribution, sale or taxation of alcoholic beverages or required to prevent the suspension of trading in Buyer's stock, and (iii) Heublein shall be entitled, without obtaining any such approval, to make disclosures regarding the transactions contemplated by this Agreement for the purpose of attempting to obtain the Required Consents or otherwise attempting to facilitate the consummation of the transactions contemplated hereby.

           (b) Notwithstanding anything to the contrary contained in this Agreement or any other document referred to herein, Heublein shall have no liability in respect of any Damages that may be incurred by Buyer or its affiliates as a result of or in connection with any disclosure or communication by Buyer that is subject to the requirements of any federal or state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934, or the inaccuracy or insufficiency of any information contained therein provided, however, this clause shall not be deemed to limit Buyer's right to seek indemnification hereunder for any other Damages arising out of or in respect of Heublein's breach of this Agreement.

     19.3. Table Of Contents And Headings. The table of contents of this Agreement and the underlined headings contained herein are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the interpretation hereof.

     19.4. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     19.5. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California.

     19.6. Successors And Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, if any, and, except as otherwise provided herein, shall inure to the benefit of the parties hereto and their respective successors and assigns, if any. Neither party hereto may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party hereto, provided that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer if Buyer shall irrevocably and unconditionally guarantee the performance of such obligations by an instrument satisfactory to Heublein.

     19.7. Entire Agreement. This Agreement and the other instruments and agreements referred to herein or executed in connection herewith set forth the entire understanding of the parties hereto and supersede all other agreements and understandings between the parties hereto relating to the subject matter hereof.

     19.8. Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     19.9. Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of an agreement or other instrument executed on behalf of both of the parties hereto.

     19.10. Parties In Interest. Nothing in this Agreement is intended to provide any rights or remedies to any person other than the parties hereto and, pursuant to Section 18.2, the De La Salle Institute, and their respective successors and assigns, if any.

     19.11. Fees And Expenses. Except as otherwise provided herein, each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and each of the Related Agreements and in carrying out the transactions contemplated hereby and thereby (including, without limitation, all fees and expenses of its counsel and accountants).

     19.12.    No Set-Off.    Any payment required to be made
pursuant to Sections 2.3, 2.5, 2.9, 2.11 or 13.3 of this
Agreement shall be paid without any set-off, counterclaim or deduction any party may have against the other.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              HEUBLEIN, INC.



                              By:/s/ David J. Scott
                                 David J. Scott
                                 Senior Vice President and
                                 General Counsel



                              CANANDAIGUA WINE COMPANY, INC.



                              By: /s/ Robert S. Sands
                                 Robert S. Sands
                                 Executive Vice President and
                                 General Counsel

                    Asset Purchase Agreement
                         by and between
                         Heublein, Inc.
                               and
                 Canandaigua Wine Company, Inc.

         Identification of Contents of Omitted Exhibits

Exhibit

2.1A            Description of Madera Facility
2.1B            Description of Escalon Facility
2.1C            Personal Property
2.1D        Specified Inventories
2.1E            Specified Contracts
2.1H        Foreign Duty Credits
2.1I            Specified Brands
2.2         Excluded Assets
2.3A            Assumed Balance Sheet Liabilities
2.3C            Option Agreement
2.3D        Accounting Methodology
2.7         Merchantability of Specified Inventories
3A          Table Wine Production and Related Services Agreement
3B          Madera Bottling Agreement
3C          Brandy Bottling Agreement
3D          Storage Agreement
4A(ii)      Bill of Sale
4A(iii)     Madera Grant Deed
4A(iv)      Escalon Lease Assignment
4A(x)       Covenant Not to Compete
4B(ii)      Assumption of Liabilities
5.22            Certification of Non-Foreign Status
10.2            Endorsements to Title Policies
10.8            Form of Opinion of Counsel to Heublein
10.10       Glass Supply Agreement
11.5            Opinions of Counsel to Buyer
13.2A       Available Employees
13.2B       Available Employees To Whom Buyer Will Not Offer
        Employment
13.2C       Designated Employees
13.2D       Designated Employees To Whom Buyer May Make Offers of
        Employment
13.3            Separation Allowance
16.7            Foreign Duty Credits Note
16.9            Financial Statement Delivery Requirements
16.14       Brandy Subject to Purchase Option
18.2            Restrictions and Agreements on Use of Certain
            Specified Brands